Execution Version

EXHIBIT 10.3

CONSENT AND THIRD AMENDMENT TO CREDIT AGREEMENT

This CONSENT AND THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of April 21, 2023, by and among VINCE, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors signatory hereto, SK FINANCIAL SERVICES, LLC (in its individual capacity, “SK Financial”), as administrative agent and collateral agent under the Loan Documents (in such capacities, the “Agent”), and each of the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantors from time to time party thereto, the Agent, and the Lenders from time to time party thereto are parties to that certain Credit Agreement, dated as of December 11, 2020 (as amended by that certain First Amendment to Credit Agreement, dated as of September 7, 2021, that certain Second Amendment to Credit Agreement, dated as of September 30, 2022, and as further amended, restated, amended and restated, supplemented, modified, or otherwise in effect from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement as amended hereby, the “Amended Credit Agreement”);

WHEREAS, the Borrower has advised the Agent that certain Loan Parties plan to sell substantially all of such Loan Party’s Intellectual Property pursuant to that certain Intellectual Property Asset Purchase Agreement, dated as of April 21, 2023 (as amended, amended and restated, supplemented or otherwise modified from time to time in a manner not adverse to the Lenders (in their capacities as such), including all schedules and exhibits thereto, the “Purchase Agreement”)) by and among, the Borrower, ABG-VIKING, LLC, a Delaware limited liability company (“ABG Viking”), and the other parties thereto (the “IP Sale”);

WHEREAS, in connection with the IP Sale, (i) the Borrower will enter into that certain License Agreement by and between the Borrower and ABG Viking (the “Licensor”), dated as of the Third Amendment Effective Date (as defined below) (the “Vince License Agreement”) pursuant to which the Licensor shall grant to Borrower a right and license to utilize and otherwise exploit the Licensed Property (as defined therein) and (ii) the ABL Agent will enter into the ABL License Agreement (as defined below) pursuant to which the Licensor shall grant to the ABL Agent certain rights with respect to the Vince License Agreement;

WHEREAS, the Borrower has requested, on behalf of itself and the other Loan Parties, that the Agent and the Lenders consent to the IP Sale, and release the Lien of the Agent, for the benefit of the Credit Parties, solely with respect to the Acquired Assets (as defined in the Purchase Agreement) (the “IP Release”);

WHEREAS, (i) the Agent and the Lenders are willing to consent to the IP Sale and give effect to the IP Release, and (ii) the Borrower, the Guarantors, the Agent and the Lenders wish to further amend the Credit Agreement and the Security Agreement, as provided herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

SECTION 1. Definitions.

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Unless otherwise indicated, all capitalized terms used herein (including the preamble and the recitals) and not otherwise defined shall have the respective meanings provided to such terms in the Amended Credit Agreement.

SECTION 2. Consent to IP Sale; Lien Release.

(a) Consent to IP Sale. Effective as of the Purchase Agreement Effective Date (as defined below), the Agent and the Lenders hereby consent to the IP Sale on the Third Amendment Effective Date, subject to the satisfaction of the conditions set forth in Section 5 and the occurrence of the Third Amendment Effective Date, on the terms and conditions set forth in the Purchase Agreement; provided, however, that the consent set forth in this Section 2 shall not excuse any failure to comply with any provision of the Amended Credit Agreement or any other Loan Document, other than with respect to the IP Sale as expressly provided for herein; provided, further, that the consent set forth in this Section 2 shall only be effective so long as the Third Amendment Effective Date occurs on or before August 21, 2023 (or such later date as the Agent may agree in its reasonable discretion). The consent set forth in this Section 2(a) relates only to the IP Sale and solely on the terms and conditions set forth in the Purchase Agreement, and shall not be considered to be a waiver of any rights or remedies the Agent or any Lender may have under the Amended Credit Agreement or under any other Loan Document, and shall not be considered to create a course of dealing or to otherwise obligate in any respect the Agent or any Lender to execute similar or other consents or grant any consents under the same or similar circumstances in the future.

(b) Lien Release. Effective as of the Purchase Agreement Effective Date, the Agent and the Lenders hereby agree that substantially concurrently with the occurrence of the Closing (as defined in the Purchase Agreement) and the satisfaction of the conditions set forth in Section 5 and the occurrence of the Third Amendment Effective Date and provided that the Consent under Section 2(a) is effective, the Lien held by the Agent in the Acquired Assets (as defined in the Purchase Agreement), for its own benefit and for the benefit of the Credit Parties, will be released automatically and without any further action of the Agent or any Lender, and the Agent will (i) file UCC‑3 amendments reflecting the release of such Liens, (ii) file terminations of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests constituting Acquired Assets (as defined in the Purchase Agreement) and (iii) execute and deliver promptly, at the Borrower’s expense, such other instruments, documents, and agreements as may be reasonably requested by the Borrower to evidence the foregoing release and termination. The Borrower acknowledges and agrees that the partial releases of Lien described in this Section 2(b) relate solely to the Acquired Assets (as defined in the Purchase Agreement), and nothing contained in this Amendment or in the foregoing termination documents shall in any manner discharge, release, affect, or impair the Lien held by the Agent in any other Collateral.

SECTION 3. Third Amendment Effective Date Composite Credit Agreement Amendments. On the Third Amendment Effective Date, the Credit Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-under lined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto.

SECTION 4. Amendments to the Security Agreement. As of the Third Amendment Effective Date, the definition of “Excluded Assets” set forth in the Security Agreement is hereby amended to (i) delete the text “and” after the semicolon in clause (xvi) of such definition, (ii) add the text “and” after the semicolon in clause (xvii) of such definition and (iii) add a new clause (xviii) after the end of clause (xvii) in such definition which reads as follows:

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“(xviii) (a) Equity Interests in ABG-Viking, LLC, a Delaware limited liability company, and (b) the License Agreement, dated as of the Third Amendment Effective Date by and between ABG-Viking, LLC, a Delaware limited liability company, and the Borrower;”.

SECTION 5.

(a) Conditions to Effectiveness on Purchase Agreement Effective Date. The provisions set forth in Section 2 shall become effective on the date that each of the following conditions shall have been satisfied (or waived in writing by the Agent) (the “Purchase Agreement Effective Date”):

i. execution and delivery of this Amendment by the Borrower, each Guarantor, the Agent and the Lenders;

ii. the Agent shall have received the Consent and Second Amendment to Amended and Restated Credit Agreement and First Amendment to Security Agreement executed by the ABL Agent, the Lenders (as defined in the ABL Credit Agreement) and the Borrowers and Guarantors (the “ABL Amendment”), which shall, among other things, consent to the IP Sale under the ABL Credit Agreement, and shall be in form and substance reasonably satisfactory to the Agent (it being acknowledged and understood that the ABL Amendment delivered to the Agent on the Purchase Agreement Effective Date is so satisfactory); and

iii. the Borrower shall have entered into the Purchase Agreement and delivered a duly executed copy thereof (including all exhibits, schedules and annexes thereto) to Agent, which Purchase Agreement shall be in full force and effect.

(b) Conditions to Effectiveness of Third Amendment Effective Date. Sections 3 and 4 to this Amendment shall become effective on the date that each of the following conditions shall have been satisfied (or waived in writing by the Agent) (the “Third Amendment Effective Date”):

i. the Purchase Agreement Effective Date shall have occurred;

ii. the Senior Term Loans (as defined in the Credit Agreement immediately prior to this Amendment) and the other Obligations (as defined in the Senior Term Loan Credit Agreement) shall have been, or substantially concurrently with the Third Amendment Effective Date, shall be, Paid in Full (as defined in the Senior Term Loan Credit Agreement), all Liens granted in connection therewith shall be terminated, all related termination and release documents necessary proper or desirable to evidence such termination and terminate such Liens shall have been executed, delivered and/or filed, and the other actions set forth in Annex B hereto shall have been taken;

iii. the Agent shall have received a fully executed Licensor Consent Letter Agreement, dated as of the Third Amendment Effective Date (the “ABL License Agreement”), executed by ABG Viking, the Borrower and the ABL Agent in substantially the same form attached to the Purchase Agreement on the Purchase Agreement Effective Date;

iv. the Borrower shall have received a fully executed Vince License Agreement in substantially the same form attached to the Purchase Agreement on the Purchase Agreement Effective Date;

v. the Borrower shall have paid, or substantially concurrently with the Third Amendment Effective Date, shall pay, any reasonable and documented fees, charges or disbursements

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of counsel for the Agent invoiced to the Borrower at least one (1) Business Day prior to the Third Amendment Effective Date;

vi. The IP Sale shall have been consummated, or substantially concurrently with the Third Amendment Effective Date, shall be consummated, in all material respects on the terms set forth in the Purchase Agreement, and the Borrower shall have applied, or substantially concurrently with the Third Amendment Effective Date, shall apply, all proceeds of the IP Sale (net of (1) amounts required to repay in full the Senior Term Loans (as defined in the Credit Agreement immediately prior to this Amendment), (2) fees and expenses associated with the IP Sale and/or this Amendment and the transactions contemplated thereby and hereby and (3) amounts required to be paid pursuant to the ABG Material Agreements) to repay Committed Loans (under and as defined in the ABL Credit Agreement) (without any concurrent reduction in the Aggregate Commitments (as defined in the ABL Credit Agreement)) in an amount equal to the lesser of (x) such net proceeds and (y) the aggregate principal amount of outstanding Committed Loans (as defined in the ABL Credit Agreement);

vii. after giving effect to the IP Sale, the other transactions contemplated by the Purchase Agreement to occur on the Closing Date (as defined therein) and the Payment in Full (as defined in the Senior Term Loan Credit Agreement) of the Senior Term Loans (as defined in the Credit Agreement immediately prior to this Amendment) and other Obligations (as defined in the Senior Term Loan Credit Agreement) (collectively, the “Third Amendment Transactions”), Excess Availability (as defined in the ABL Credit Agreement) shall be not less than $40,000,000 (after giving effect to the payment of any trade payables as determined by management of the Borrower to be necessary to be paid); and

viii. on the date hereof and after giving effect to the transactions contemplated by this Amendment, no Default or Event of Default shall have occurred and be continuing;

SECTION 6. Representations and Warranties. To induce the Agent and the Lenders to enter into this Amendment, the Borrower and each other Loan Party represents and warrants to the Agent and the Lenders on and as of each of the Purchase Agreement Effective Date and Third Amendment Effective Date that, in each case:

(a) all of the representations and warranties contained in the Amended Credit Agreement or the other Loan Documents are true and correct in all material respects on each of the Purchase Agreement Effective Date and Third Amendment Effective Date both immediately before and after giving effect to this Amendment, with the same effect as though such representations and warranties had been made on and as of each of the Purchase Agreement Effective Date and Third Amendment Effective Date (it being understood that (x) any representation or warranty that is qualified by materiality or Material Adverse Effect shall be required to be true and correct in all respects after taking into account such qualification and (y) any representation or warranty made as of a specific date shall be true and correct in all material respects (or all respects after taking into account such qualification, as the case may be) as of such date); and

(b) no Default or Event of Default has occurred and is continuing as of each of the Purchase Agreement Effective Date and the Third Amendment Effective Date or would result from the transactions contemplated by this Amendment.

SECTION 7. Limited Scope of Consent; Lender Authorization and Consent. The consent set forth in Section 2 above (a) shall in no way constitute a modification or waiver of the Agent’s or any Lender’s

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rights under the Credit Agreement or any other Loan Documents, or a release of any Collateral (other than as expressly set forth herein) and (b) relates solely to the IP Sale described herein and is not a continuing consent to any other transaction or to the consummation of the IP Sale on terms other than those set forth in the Purchase Agreement. Under no circumstances shall the Agent or any other Lender be obligated to perform, discharge, or assume, nor do the Agent or the other Lenders agree to perform, discharge, or assume, any obligation, duty or liability of any Loan Party or any other party under the Purchase Agreement and the transactions contemplated thereby. The Lenders hereby authorize the Agent to release any Lien on any Acquired Assets (as defined in the Purchase Agreement) in accordance with this Amendment.

SECTION 8. Reference to and Effect on the Credit Agreement and the Loan Documents; Ratification.

(a) On and after each of the Purchase Agreement Effective Date and Third Amendment Effective Date, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Amendment.

(c) The Borrower expressly acknowledges and agrees that (i) there has not been, and this Amendment does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than as explicitly set forth herein, and (ii) nothing in this Amendment shall affect or limit Agent’s or the Lenders’ right to demand payment of liabilities owing from Borrower to Agent or the Lenders under, or to demand strict performance of the terms, provisions and conditions of, the Amended Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Amended Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence of a Default or an Event of Default under the Amended Credit Agreement or the other Loan Documents.

(d) Each Loan Party hereby ratifies, and reaffirms each and every term, covenant, and condition set forth in the Amended Credit Agreement and the other Loan Documents to which it is a party effective as of each of the Purchase Agreement Effective Date and Third Amendment Effective Date.

(e) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 9. Governing Law. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 10. Counterparts; Electronic Execution. This Amendment may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed

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an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act, the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Agent to accept electronic signature counterparts in any form or format and (y) Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Amendment and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

SECTION 11. Miscellaneous. Sections 10.04, 10.10, 10.12, 10.15 and 10.16 of the Amended Credit Agreement are incorporated herein mutatis mutandis. This Amendment shall constitute a Loan Document.

SECTION 12. ABL Amendment. Notwithstanding any of the restrictions set forth in the Loan Documents, each of the undersigned hereby acknowledges and consents to the execution, delivery and performance of the ABL Amendment and the amendments and modifications to the ABL Credit Agreement effected by the ABL Amendment.

[The remainder of the page is intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

VINCE, LLC, as Borrower

By: /s/ Jonathan Schwefel

Name: Jonathan Schwefel

Title: Chief Executive Officer

VINCE INTERMEDIATE HOLDING, LLC, as a Guarantor

By: /s/ Jonathan Schwefel

Name: Jonathan Schwefel

Title: Chief Executive Officer

VINCE HOLDING CORP., as a Guarantor

By: /s/ Jonathan Schwefel

Name: Jonathan Schwefel

Title: Chief Executive Officer

[Signature Page to Third Amendment to Credit Agreement (3L)]

SK FINANCIAL SERVICES, LLC, as Agent and a Lender

By: /s/ M. Joseph Politoski, II

Name: M. Joseph Politoski II

Title: Vice President and Assistant Treasurer

[Signature Page to Third Amendment to Credit Agreement (3L)]

ANNEX A

Third Amendment Effective Date Composite Credit Agreement

[see attached]

CREDIT AGREEMENT

Dated as of December 11, 2020,

as amended by that certain (i) First Amendment to Credit Agreement, dated as of September 7, 2021, (ii) Second Amendment to Credit Agreement, dated as of September 30, 2022, and (iii) Consent and Third Amendment to Credit Agreement, dated as of April 21, 2023, among

Vince, LLC,

as the Borrower,

The Guarantors Named Herein,

SK FINANCIAL SERVICES, LLC,

as Agent

and

The Other Lenders Party Hereto

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TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms.	1
1.02	Other Interpretive Provisions.	29
1.03	Accounting Terms.	29
1.04	[Reserved]	30
1.05	Rounding.	30
1.06	Times of Day.	30
1.07	[Reserved].	30
1.08	Currency Equivalents Generally.	30
1.09	Divisions. 30
ARTICLE II THE COMMITMENTS AND BORROWINGS		31
2.01	Term Loans.	31
2.02	Borrowings of Term Loans.	31
2.03	[Reserved].	31
2.04	[Reserved].	31
2.05	Voluntary Prepayments.	31
2.06	Mandatory Prepayments.	32
2.07	Repayment of Obligations; Amortization.	33
2.08	Interest.	33
2.09	[Reserved].	34
2.10	Computation of Interest and Fees.	34
2.11	Evidence of Debt.	34
2.12	Payments Generally; Agent’s Clawback.	34
2.13	Sharing of Payments by Lenders.	35
2.14	Settlement Amongst Lenders.	36
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		36
3.01	Taxes.	36
3.02	[Reserved].	39
3.03	Inability to Determine Rates; Illegality; Replacement of Daily Simple SOFR Rate.	39
3.04	Increased Costs.	40
3.05	Compensation for Losses.	41
3.06	Mitigation Obligations.	41
3.07	Survival.	41
ARTICLE IV CONDITIONS PRECEDENT TO BORROWING		42
4.01	Conditions to Borrowing.	42
ARTICLE V REPRESENTATIONS AND WARRANTIES		43
5.01	Financial Condition.	43
5.02	No Change.	44
5.03	Existence, Compliance with Requirements of Law.	44

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5.04	Corporate Power; Authorization; Enforceable Obligations.	44
5.05	No Legal Bar.	45
5.06	No Material Litigation.	45
5.07	No Default.	45
5.08	Ownership of Property; Liens.	45
5.09	Intellectual Property.	45
5.10	Taxes.	46
5.11	Federal Regulations.	46
5.12	ERISA and Non-U.S. Plans.	47
5.13	Investment Company Act.	48
5.14	Subsidiaries.	48
5.15	Environmental Compliance.	48
5.16	Accuracy of Information, Etc.	48
5.17	Security Documents.	49
5.18	Solvency.	49
5.19	Senior Indebtedness.	49
5.20	Labor Matters.	49
5.21	Regulation H	50
5.22	Anti-Money Laundering and Economic Sanctions Laws.	50
5.23	Insurance.	50
5.24	[Reserved]	51
5.25	EEA Financial Institution.	51
5.26	Casualty, Etc.	51
5.27	ABG Material Agreements	51
ARTICLE VI AFFIRMATIVE COVENANTS		51
6.01	Financial Statements.	51
6.02	Certificates; Other Information.	52
6.03	Notices.	54
6.04	Payment of Obligations.	55
6.05	Preservation of Existence, Etc.	55
6.06	Maintenance of Properties.	56
6.07	Maintenance of Insurance.	56
6.08	Compliance with Requirements of Laws.	57
6.09	Designation as Senior Indebtedness.	57
6.10	Inspection Rights.	57
6.11	Additional Collateral and Additional Loan Parties.	57
6.12	[Reserved]	59
6.13	[Reserved]	59
6.14	Environmental Laws.	59
6.15	Further Assurances.	60
6.16	Post-Closing Obligations.	60
6.17	Use of Proceeds.	60
6.18	Compliance with Terms of Leaseholds.	60
6.19	Compliance with Material Contracts.	61
6.20	ABG Material Agreements	61
ARTICLE VII NEGATIVE COVENANTS		61
7.01	Liens	61
7.02	Investments	64

7.03	Indebtedness	65
7.04	Fundamental Changes.	67
7.05	Dispositions	68
7.06	Restricted Payments.	69
7.07	Prepayments of Indebtedness.	71
7.08	Change in Nature of Business.	71
7.09	Transactions with Affiliates.	72
7.10	Burdensome Agreements.	72
7.11	Use of Proceeds.	73
7.12	Amendment of Material Documents.	73
7.13	Fiscal Year.	74
7.14	[Reserved]	74
7.15	Sales and Leasebacks.	74
7.16	Clauses Restricting Subsidiary Distributions.	74
7.17	Limitation on Hedge Agreements.	75
7.18	[Reserved].	75
7.19	Tax Receivable Agreement.	75
7.20	Sanctions.	75
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		75
8.01	Events of Default.	75
8.02	Remedies Upon Event of Default.	78
8.03	Application of Funds	79
8.04	[Reserved]	80
ARTICLE IX THE AGENT		80
9.01	Appointment.	80
9.02	[Reserved]	80
9.03	[Reserved].	80
9.04	Delegation of Duties.	80
9.05	Exculpatory Provisions.	81
9.06	Reliance by Agent.	81
9.07	Notice of Default	82
9.08	Non-Reliance on Agent and Other Lenders.	82
9.09	Indemnification	82
9.10	Rights as a Lender	83
9.11	Successor Agent; Removal of Agent.	83
9.12	Collateral and Guaranty Matters.	83
9.13	[Reserved].	84
9.14	Agent May File Proofs of Claim.	84
9.15	Notice of Transfer.	84
9.16	Reports and Financial Statements.	84
9.17	Agency for Perfection.	85
9.18	Relation Among Lenders.	85
ARTICLE X MISCELLANEOUS		85
10.01	Amendments and Waivers.	85
10.02	Notices; Effectiveness; Electronic Communications.	87
10.03	No Waiver; Cumulative Remedies.	88

10.04	Expenses; Indemnity; Damage Waiver.	89
10.05	Payments Set Aside.	90
10.06	Successors and Assigns.	91
10.07	Treatment of Certain Information; Confidentiality.	94
10.08	Right of Setoff.	95
10.09	Interest Rate Limitation.	95
10.10	Counterparts; Integration; Effectiveness.	95
10.11	Survival.	96
10.12	Severability.	96
10.13	Replacement of Lenders.	96
10.14	GOVERNING LAW	97
10.15	SUBMISSION TO JURISDICTION; WAIVERS	97
10.16	Waivers of Jury Trial.	97
10.17	No Advisory or Fiduciary Responsibility.	98
10.18	USA PATRIOT Act; Proceeds of Crime Act.	98
10.19	Foreign Asset Control Regulations.	98
10.20	Time of the Essence.	99
10.21	[Reserved].	99
10.22	Press Releases.	99
10.23	Additional Waivers.	99
10.24	Judgment Currency.	100
10.25	No Strict Construction.	101
10.26	Attachments.	101
10.27	Electronic Execution of Assignments and Certain Other Documents.	101
10.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	101
10.29	Acknowledgement Regarding Any Supported QFCs.	102

SCHEDULES

1.01(a) Guarantors

1.01(b) Immaterial Subsidiaries

2.01 Commitments and Applicable Percentages

4.01 Unrestricted Subsidiaries

5.01(a) Contingent Obligations; Certain Indebtedness

5.08(a) Excepted Property

5.08(b) Owned and Leased Real Estate

5.14 Subsidiaries

5.17 Filing Jurisdictions

6.02 Financial and Collateral Reporting

6.16 Post-Closing Obligations

6.19 Material Contracts

7.01(f) Existing Liens

7.02 Existing Investments

7.03(d) Existing Indebtedness

7.09 Affiliate Transactions

7.10 Existing Burdensome Agreements

7.16 Existing Restrictions on Subsidiary Distributions

10.02 Agent’s Office; Certain Addresses for Notices

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EXHIBITS

Form of

A Committed Loan Notice

B Note

C Compliance Certificate

D Assignment and Assumption

E-1 Foreign Lender Exemption Certificate

E-2 Foreign Lender U.S. Tax Compliance Certificate

E-3 Alternative Form Foreign Lender U.S. Tax Compliance Certificate

E-4 Foreign Partnership U.S. Tax Compliance Certificate

F Closing and Solvency Certificate

G Representations and Warranties Certificate

H Subordination Agreement

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CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) is entered into as of December 11, 2020, among VINCE, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors named on Schedule 1.01(a) hereto, each Lender from time to time party hereto, and SK FINANCIAL SERVICES, LLC, a Delaware limited liability company, as administrative agent and collateral agent.

The Borrower has requested that the Lenders provide a term loan credit facility, and the Lenders have indicated their willingness to lend term loans to the Borrower on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABG IP Sale” means the sale of substantially all of certain Loan Party’s Intellectual Property pursuant to the ABG Purchase Agreement.

“ABG Purchase Agreement” means that certain Intellectual Property Asset Purchase Agreement, dated as of April 21, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof) by and among the Borrower, ABG-Viking, and the other parties thereto (if any).

“ABG Material Agreements” means (a) the ABG Purchase Agreement, (b) the ABL License Agreement, (c) the Vince License Agreement and (d) any amendments thereto and modifications thereof, and each additional agreement (if any) delivered to the Agent pursuant to Section 6.20; provided that such amendments, modifications and additional agreements are made in compliance with Section 7.12 hereof and the terms and provisions thereof.

“ABG-Viking” means ABG-VIKING, LLC, a Delaware limited liability company.

“ABL License Agreement” means that certain Licensor Consent Letter Agreement, dated as of the Third Amendment Effective Date, by and among ABG Viking, the Borrower and the ABL Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“ABL Agent” means Citizens Bank.

“ABL Credit Agreement” means the Credit Agreement, dated as of August 21, 2018, by and among the Borrower, the Guarantors named therein, Citizens Bank, as administrative agent and collateral agent and the other lenders from time to time party thereto, as the same may be amended from time to time hereafter to the extent permitted hereunder.

“ABL Debt” means all “Obligations” (as defined in the ABL Credit Agreement) owing to the ABL Secured Parties under the ABL Loan Documents.

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“ABL Loan Documents” means all “Loan Documents” as defined in the ABL Credit Agreement.

“ABL Loans” means “Loans” as defined in the ABL Credit Agreement.

“ABL Secured Parties” means the “Secured Parties” as defined in the ABL Credit Agreement.

“Account” means “accounts” as defined in the UCC and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card. The term “Account” does not include (a) rights to payment evidenced by chattel paper or an instrument, (b) commercial tort claims, (c) deposit accounts, (d) investment property, or (e) letter of credit rights or letters of credit.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.

“Agent” means SK Financial Services, LLC in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Agreement” means this Credit Agreement.

“Amended or Refinanced” means, in respect of any obligation, or the agreement or contract pursuant to which such obligation is incurred, (a) such obligation (or any portion thereof) or related agreement or contract as extended, renewed, defeased, amended, amended and restated, supplemented, modified, restructured, consolidated, refinanced, replaced, refunded or repaid from time to time and (b) any other obligation issued in exchange or replacement for or to refinance such obligation, in whole or in part, whether with same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a shorter or longer maturity, in each case to the extent not prohibited under the terms of the Loan Documents then in effect. “Amend or Refinance” and “Amendment or Refinancing” shall have correlative meanings.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates, related to terrorism financing or money laundering including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means 9.00%.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of such Lender’s Commitment or the Total Outstandings at such time, subject to adjustment as provided in Section 10.06. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other instrument pursuant to which such Lender becomes a party hereto, as applicable.

“Approved Fund” means, with respect to any Lender, any Fund that is administered or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers or manages such Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended January 30, 2021, the related audited consolidated statements of income, stockholders’ equity and cash flows, and the footnotes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Blocked Account” means any deposit account in which any funds of any of the Loan Parties from one or more DDAs (other than any Excluded DDA) are concentrated and with respect to which a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Account Agreement” means with respect to a deposit account or Securities Account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (within the meaning of Section 9-104 or Section 8-106 of the UCC, as applicable) of such deposit account or Securities Account by the Agent and whereby the bank or intermediary maintaining such deposit account or Securities Account agrees to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” has the meaning provided in Section 6.12.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of such board of directors (or comparable managers).

“Borrower Intellectual Property” has the meaning specified in Section 5.09.

“Borrower” has the meaning set forth in the preamble.

“Borrowing” means the borrowing of Term Loans made by each of the Lenders pursuant to Section 2.01 to the Borrower on the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Requirements of Law of, or are in fact closed in, the state where the Agent’s Office in the applicable jurisdiction is located.

“Capital Expenditures” means, for any period, with respect to any Person, the aggregate of all cash expenditures by such Person for the acquisition or leasing (pursuant to Capital Lease Obligations but excluding any amount representing capitalized interest) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that in any event the term “Capital Expenditures” shall exclude: (i) any Investment permitted hereunder; (ii) expenditures to the extent financed with the proceeds from any casualty insurance or condemnation or eminent domain, to the extent that the proceeds therefrom are utilized (or are contractually committed to be utilized) for capital expenditures within twelve (12) months of the receipt of such proceeds; (iii) expenditures for leasehold improvements for which such Person has been reimbursed or received a credit; and (iv) expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Stock) made to the Borrower after the Closing Date, (v) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment solely to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time; (vi) without duplication of the provisions of clause (iii), above, expenditures that are accounted for as capital expenditures by the Parent, Holdings, the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Parent, Holdings, the Borrower or any Restricted Subsidiary and for which neither the Parent, Holdings, the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period); (vii) expenditures that constitute operating lease expenses in accordance with GAAP; (viii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Parent, Holdings, the Borrower and the Restricted Subsidiaries; and (ix) any non-cash compensation or other non-cash costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Parent, Holdings, the Borrower and the Restricted Subsidiaries.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (f) of this definition; or (h) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000; or (i) in the case of Foreign Subsidiaries, (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (ii) investments of comparable tenor and credit quality to those described above customarily utilized in the countries in which such Foreign Subsidiaries operate for short-term cash management purposes.

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary that has no material assets other than the Equity Interests of and, if applicable, Indebtedness of one or more Foreign Subsidiaries that are CFCs.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(i) the Parent shall cease directly or indirectly to own 100% of the Equity Interests of Holdings and the Borrower (except to the extent Holdings is permitted to merge with the Parent pursuant to Section 7.04); or

(ii) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act), other than one or more Permitted Investors shall be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of Equity Interests having more, directly or indirectly, than 35% of the total voting power of all outstanding capital stock of the Parent in the election of directors, unless at such time the Permitted Investors are direct or indirect “beneficial owners” (as so defined) of Equity Interests of the Parent having a greater percentage of the total voting power of all outstanding Equity Interests of the Parent in the election of directors than that owned by each other “person” or “group” described above; or

(iii) for any reason whatsoever, a majority of the Board of Directors of the Parent shall not be Continuing Directors; or

(iv) a “Change of Control” (or comparable term) shall occur under the ABL Credit Agreement, any Junior Indebtedness (as such term was defined in this Agreement immediately prior to the Third Amendment Effective Date) or the documentation for any Amendment or Refinancing of the foregoing, in each case (other than the ABL Credit Agreement), if the outstanding principal amount thereof is in excess of $18,000,000.

“China JV” means a joint venture to be established after the First Amendment Effective Date for the purposes of facilitating operations in China.

“Citizens Bank” means Citizens Bank, National Association.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is December 11, 2020.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral”, “Security Assets” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is subject to Liens in favor of the Agent under the terms of the Security Documents.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, and (iv) makes such other agreements with the Agent as the Agent may reasonably require.

“Commitments” means, as to each Lender, its obligation to make its pro rata portion of the Term Loan to the Borrower pursuant to Section 2.01 on the Closing Date, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01. As of the Closing Date, the total Commitments of all Lenders is $20,000,000.

“Committed Loan Notice” means the notice of Borrowing, which shall be substantially in the form of Exhibit A (Committed Loan Notice).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Parent within the meaning of Section 4001 of ERISA.

“Commonly Controlled Plan” has the meaning set forth in Section 5.12(b).

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C, executed and certified by a Responsible Officer of the Borrower.

“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Business Day,” the addition of a concept of “interest period” or any similar or analogous definition, the definition of “Government Securities Business Day,” or the modification of the definition of “interest period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that Agent decides, in consultation with the Borrower, may be appropriate in connection with the use or administration of Daily Simple SOFR or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender’s giving the Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated Current Assets” means, at any date of determination, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent, Holdings, the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” means, at any date of determination, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent, Holdings, the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Indebtedness of the Parent, Holdings, the Borrower and its Restricted Subsidiaries and (b) without duplication, all Indebtedness consisting of ABL Indebtedness, to the extent otherwise included therein.

“Consolidated Net Income” means, of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Parent, Holdings, the Borrower and its Restricted Subsidiaries for any period, there shall be excluded: (a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries has

an ownership interest, except to the extent that any such income is actually received by the Parent, Holdings, the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions (which dividends and distributions shall be included in the calculation of Consolidated Net Income), minus (c) any non-cash items increasing Consolidated Net Income for such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges made in any prior period or which will result in the receipt of cash in a future period or the amortization of lease incentives), all as determined on a Consolidated basis, (d) the Consolidated Net Income of any Person Disposed of by the Parent, Holdings, the Borrower or its Restricted Subsidiaries during such period, (e) all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness, (f) any unrealized gains or losses in respect of Swap Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations, (g) any after-tax effect of income (loss) from the early retirement, extinguishment or cancellation of Indebtedness or Swap Obligations or other derivative instruments and the application of Statement of Financial Accounting Standards No. 133 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations, and (h) any unrealized gains or losses attributable to foreign currency translations not entered into for speculative purposes, including those relating to mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of GAAP, including FAS No. 52.

Notwithstanding the foregoing, the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets or liabilities (including intangible assets, goodwill, deferred financing costs and the effect of straight-lining of rents as a result of purchase accounting adjustments) in connection with any future Investment permitted under Section 7.02, Disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the Closing Date resulting from the application at SFAS Nos. 141, 142 or 144 (excluding any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such item is subsequently reversed) shall be excluded from Consolidated Net Income.

“Consolidated Net Interest Expense” means, of any Person for any period, (a) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP plus (ii) one-time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, those paid in connection with the transactions occurring on the Closing Date or in connection with any Amendment or Refinancing hereof. For purposes of the foregoing, interest expense of any Person shall be determined after giving effect to any net payments made or received by such Person with respect to interest rate Hedge Agreements (other than early termination payments) permitted hereunder.

“Consolidated Working Capital” means at any date, the difference of (a) Consolidated Current Assets on such date less (b) Consolidated Current Liabilities on such date.

“Continuing Directors” means the directors of the Parent on the Closing Date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Parent is recommended by at least a majority of the then Continuing Directors or such other director receives the affirmative vote or consent of, or is appointed or otherwise approved by, the Sponsor, or those Permitted Investors which then hold a majority of the voting Equity Interests in the Parent then held by all Permitted Investors, in his or her election by the shareholders of the Parent.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Affiliate” means as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person (or any other Person referred to in clause (a) of this definition) primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent and its Affiliates and (iii) each successor and permitted assign of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the Loan Parties.

“Cure Date” has the meaning provided in Section 8.04.

“Currency Due” has the meaning provided in Section 10.24.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) the sum of (i) SOFR for the day (such day, the “SOFR Determination Date”) that is five (5) Government Securities Business Days prior to (A) if such SOFR Rate Day is a Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a Government Securities Business Day, the Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s website, and (ii) the Daily Simple SOFR Adjustment, and (b) 1.00%. If by 5:00 p.m. (New York City time) on the second (2nd) Government Securities Business Day immediately following any SOFR Determination Date, the SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s website and one of the events set forth in Section 3.03 shall not have occurred with respect to Daily Simple SOFR, then the SOFR for such SOFR Determination Date will be the SOFR as published in respect of the first preceding Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than five (5) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Borrower or any other Person.

“Daily Simple SOFR Adjustment” means 0.10%.

“DDA” means any checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means each of (i) the Bankruptcy Code of the United States and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief Requirement of Laws of the United States from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.06.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to two percent (2%) per annum in excess of the rate then applicable to such Obligation.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the target of any comprehensive Sanction.

“Disposition” or “Dispose” means with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other effectively complete disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings. For the avoidance of doubt, it is understood and agreed that Holdings, the Borrower and any Restricted Subsidiary may, in the ordinary course of business, grant non-exclusive licenses (or exclusive licenses within a specific or defined field of use) to Intellectual Property owned or developed by, or licensed to, such entity and that, for purposes of this Agreement and the other Loan Documents, such licenses shall not constitute a “Disposition” of such Intellectual Property; provided that the terms of such licenses shall not restrict the right of the Agent (x) to use such Intellectual Property in connection with the conduct of a Liquidation without the payment of royalty or other compensation or (y) other than with respect to any such exclusivity within a specific or defined field of use, to dispose of such Intellectual Property owned by such entity in connection with the conduct of a Liquidation or other exercise of creditor remedies.

“Disqualified Institution” means (a) those banks, financial institutions and other entities designated in writing by the Borrower to the Agent prior to the Closing Date, in each case, together with their respective Affiliates, and (b) any corporate competitors of the Borrower and its Restricted Subsidiaries and the Affiliates of such corporate competitors (other than bona fide debt funds or investors) designated in writing by the Borrower to the Agent prior to the Closing Date. The Agent will make the list of Disqualified Institutions available to any Lender upon request.

“Disqualified Stock” means any Equity Interest that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards), prior to the date that is 91 days after the final scheduled maturity date of the Obligations (other than (i) upon Payment in Full of the Obligations or (ii) if the issuer has the option to settle for Qualified Stock (and cash in lieu of fractional shares thereof in de minimis amounts)) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interest or other assets other than Qualified Stock; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Holdings, the Parent, Holdings, the Borrower, or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary organized under the laws of United States, any state thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory) other than (i) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC or (ii) any CFC Holdco.

“Economic Sanctions Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing, including any applicable provisions of the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act, (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Credit Party or any of its Affiliates under common control with such Credit Party; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any other Person (other than a natural Person) satisfying the requirements of Section 10.06(b) hereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Disqualified Institution (with respect to clause (a) of the definition thereof, unless an Event of Default pursuant to Section 8.01(a) or (f) has occurred and is continuing), a Permitted Investor, a Loan Party or any of their respective Affiliates or Subsidiaries.

“Embargoed Person” means any party that (i) is listed in any Sanctions related list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), including the list of “Specially Designated Nationals and Blocked Persons”, or the United States Department of State, the United Nations Security Council, the European Union, or any EU member state, (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of OFAC comprehensive sanctions programs, (iii) is subject to any Requirement of Law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked, (iv) any agency, political subdivision or instrumentality of the government of a country or territory that is the subject of OFAC comprehensive sanctions programs, (v) any natural person ordinarily resident in a country or territory that is the subject of OFAC comprehensive sanctions programs, or (vi) any Person fifty percent (50%) or more owned directly, or indirectly, individually or in the aggregate, by any of the above.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as has been, is now, or at any time hereafter is, in effect.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release of any Materials of Environmental Concern or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Equity Issuance” means any issuance by the Parent of its Qualified Stock in a public or private offering.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Loan Parties within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded DDA” means (i) any deposit account exclusively used for payroll or employee benefits, and (ii) any deposit account which is a trust or fiduciary account.

“Excluded Subsidiary” means (a) any Subsidiary that is not directly or indirectly a wholly owned Subsidiary of the Parent, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by applicable Requirements of Law or, to the extent mutually agreed the same would prevent the granting thereof, Contractual Obligations that are in existence on the Closing Date or at the time of acquisition of such Subsidiary and not entered into in contemplation thereof from providing a Facility Guaranty or if providing a Facility Guaranty by such Subsidiary would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval license or authorization has been obtained), (d) any Foreign Subsidiary, (e) any Unrestricted Subsidiary, (f) any Subsidiary that is a captive insurance company, (g) any other Subsidiary with respect to which, in the reasonable judgment of the Agent and the Borrower, the burden or cost or other consequences of providing a Facility Guaranty shall be excessive in view of the benefits to be obtained by the Credit Parties therefrom, and (h) each of the

Taylor/Parker Companies. For the avoidance of doubt, each Excluded Subsidiary is a Non-Guarantor Subsidiary hereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net or gross income (however denominated), Taxes imposed on or measured by net or gross profits, franchise or capital Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient’s being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender (or its assignor, if any) acquires such interest in the Term Loan or Commitment (or designates a new lending office) (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Guaranty” means a guarantee of the Obligations made by any Person in favor of the Agent and the other Credit Parties pursuant to the Security Agreement or in such other form reasonably satisfactory to the Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities in connection with the implementation of such Sections of the Code.

“Financed Capital Expenditures” shall mean Capital Expenditures made through purchase money financing (other than from the Term Loans hereunder or any Senior Debt) or Capital Lease transactions permitted hereunder.

“Financial Performance Projections” means (i) the projected consolidated balance sheets and statements of income and cash flows of the Parent and its Subsidiaries, (ii) the projected Borrowing Base and ABL Borrowing Base and (iii) ABL Excess Availability forecasts, in each case, prepared by management of the Parent and in form and substance reasonably satisfactory to the Agent.

“First Amendment Effective Date” means September 7, 2021.

“Fiscal Month” means one of the three fiscal periods in a Fiscal Quarter each of which is approximately one month in duration. There are 12 Fiscal Months in each Fiscal Year.

“Fiscal Quarter” means one of the four 13-week, or, if applicable, 14-week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a Fiscal Year and ending on a Saturday of the thirteenth (or fourteenth, if applicable) week in such quarter.

“Fiscal Year” means the fiscal year ending on the Saturday closest to January 31 in any calendar year.

“Flood Insurance Laws” means collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Recipient that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness, net worth, working capital earnings, leases, dividends or other distributions upon the stock or equity interests (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business, guarantees of operating leases in the ordinary course of business, and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor” means (i) the Parent, (ii) Holdings and (iii) each Subsidiary of the Parent that executes and delivers a Facility Guaranty pursuant hereto; provided that no Excluded Subsidiary shall be required to be a Guarantor hereunder.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations or the price of commodities, raw materials, utilities and energy, either generally or under specific contingencies.

“Holdings” means Vince Intermediate Holding, LLC, a Delaware limited liability company.

“Immaterial Subsidiary” means, on any date, any Subsidiary of the Borrower that (i) had less than 5.0% of consolidated assets and 5.0% of annual consolidated revenues of the Parent, Holdings, the Borrower and its Restricted Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such date and (ii) (A) that is listed on the attached Schedule 1.01(b) (B) has been designated as such by the Borrower in a written notice delivered to the Agent (other than, in either case, any such Subsidiary as to which the Borrower has revoked such designation by written notice to the Agent so long as such Subsidiary either provides a Facility Guaranty upon such designation and complies with Section 6.11 or otherwise qualifies as an Excluded Subsidiary hereunder); provided that no Subsidiary with Property of the type included in the Borrowing Base may be designated as an Immaterial Subsidiary, and provided, further, that at no time shall all Immaterial Subsidiaries so designated by the Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 6.01 prior to such time) in excess of 10.0% of consolidated assets or 10.0% of annual consolidated revenues, respectively, of the Parent, Holdings, the Borrower and its Restricted Subsidiaries.

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) trade payables, current accounts and similar obligations incurred in the ordinary course of such Person’s business and not more than 90 days past due (unless being contested in good faith by appropriate proceedings) and (ii) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-out or contingent payment becomes fixed), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, in which case only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all obligations of such Person in respect of Disqualified Stock, except for agreements with directors, officers and employees to acquire such Equity Interest upon the death or termination of employment of such director, officer or employee, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, other than guarantees of operating leases in the ordinary course of business, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (and in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the amount of such obligation and the fair market value of such Property shall constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such person is liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any Debtor Relief Laws or under any other provincial, state or federal bankruptcy or insolvency law, each as now and hereafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including, without limitation, any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors.

“Insolvent” means pertaining to a condition of Insolvency.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, domain names, social media accounts and usernames and account identifiers, patents, trademarks, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means within five days of the end of each Fiscal Month, and the Maturity Date.

“Internally Generated Cash” means cash generated from the operations of the business of the Borrower and its Subsidiaries; provided that, notwithstanding the foregoing, “Internally Generated Cash” shall not include (i) the proceeds of any Indebtedness (excluding any Senior Debt), (ii) the proceeds of the issuance of any Equity Interests or (iii) the proceeds of any insurance (other than business interruption insurance), indemnification or other payments from non-Loan Party Affiliates.

“Inventory” has the meaning given that term in the UCC or other applicable Requirement of Law, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Investment” has the meaning given to such term in Section 7.02 hereof.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning given to such term in Section 10.24.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lenders” means the Lenders having Commitments or Term Loans from time to time or at any time. Any Lender may, in its reasonable discretion, arrange for one or more Term Loans to be made by Affiliates or branches of such Lender, in which case the term “Lender” shall include any such Affiliate or branch with respect to Term Loans made by such Affiliate or branch.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, it is understood and agreed that Holdings, the Borrower and any of its Restricted Subsidiaries may, as part of their business, grant non-exclusive licenses (or exclusive licenses within a specific or defined field of use) to Intellectual Property owned or developed by, or licensed to, such entity. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property; provided that the terms of such licenses shall not restrict the right of the Agent (x) to use such Intellectual Property in connection with the conduct of a Liquidation without the payment of royalty or other compensation or (y) other than with respect to any such exclusivity within a specific or defined field of use, to dispose of such Intellectual Property owned by such entity in connection with the conduct of a Liquidation or other exercise of creditor remedies.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Requirements of Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan Account” has the meaning assigned to such term in Section 2.11.

“Loan Documents” means this Agreement, each Note, the Committed Loan Notices, all Compliance Certificates, the Security Documents, any Facility Guaranty, the Subordination Agreement, and the ABL License Agreement, each as amended and in effect from time to time, and any and all other agreements, certificates, notices, instruments and documents now or hereafter executed by any Loan Party or Subsidiary of a Loan Party and delivered to the Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Loan Parties” means, collectively, the Borrower and the Guarantors. “Loan Party” means any one of such Persons.

“Management Investors” means the directors, officers and other employees of the Parent and its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on (i) the operations, business, properties, or financial condition of the Parent and its Subsidiaries, taken as a whole; (ii) the validity or enforceability of the Loan Documents or the material rights and remedies of the Agent and the Lenders thereunder, in each case, taken as a whole; or (iii) the ability of the Loan Parties (taken as a whole) to perform any of its obligations under the Loan Documents in a manner that materially and adversely affects the Lenders.

“Material Contract” means, with respect to any Loan Party, any document or agreement relating to or evidencing each contract to which such Person is a party the termination of which would reasonably be expected to have a Material Adverse Effect; provided that the term “Material Contract” does not include any document or agreement relating to or evidencing Material Indebtedness.

“Material Indebtedness” means Indebtedness under the ABL Credit Agreement and other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $18,000,000.

“Material Subsidiary” means any Subsidiary that is not an Immaterial Subsidiary.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined as hazardous or toxic under any Environmental Law, that are regulated pursuant to any Environmental Law.

“Maturity Date” means the earlier of (a) March 30, 2025, (b) [reserved] and (c) 180 days after the Maturity Date under the the ABL Credit Agreement.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve Fiscal Months of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgages” means any mortgage, deed of trust, hypothec or other similar document made by any Loan Party in favor of, or for the benefit of, the Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Most Recently Ended” means, with respect to any period, the most recently ended period for which the financial statements required by Section 6.01(a), Section 6.01(b) or Section 6.01(c), as applicable, have been delivered or required to have been delivered.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition of Property or Recovery Event, proceeds (including, when received, any deferred or escrowed payments) received by any Loan Party in cash pursuant to such Disposition or Recovery Event, net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (ii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such Disposition or Recovery Event; (iii) transfer or similar taxes; and (iv) reserves for indemnities, until such reserves are no longer needed (at which point, such amounts shall become Net Cash Proceeds); and

(b) with respect to any issuance of Indebtedness, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs and expenses relating to such issuance (including up-front, underwriters’ and placement fees).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01(c).

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower which is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness (a) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (b) as to which the lenders or holders thereof have been notified in writing that they will not have any recourse to the capital stock or assets of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary which is the issuer or a guarantor or the direct or indirect parent of the issuer or guarantor of such indebtedness).

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside of the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside of the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” means the promissory note of the Borrower substantially in the form of Exhibit B, payable to the order of each Lender, evidencing the Term Loan made by such Lender from time to time.

“Obligations” means all advances to, and debts (including principal, interest, fees, and reasonable costs and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, and reasonable costs and expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding.

“OFAC” has the meaning set forth in the definition of “Embargoed Person”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13), or from such Recipient having sold or assigned an interest in any Term Loan or in any Loan Document).

“Parent” means Vince Holding Corp., a Delaware corporation.

“Parker Intellectual Property Assets” means the Intellectual Property owned by Parker Holding, LLC and Parker Lifestyle, LLC.

“Parker Intellectual Property Sale” means the sale of Parker Intellectual Property Assets in accordance with Section 5 of the Second Amendment and on terms and conditions reasonably acceptable to the Agent.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning provided therefor in Section 10.06(d)(ii).

“Payment in Full” means the payment in Dollars in full in cash or immediately available funds of all outstanding Obligations (excluding contingent indemnification obligations for which a claim has not then been asserted). “Paid in Full” shall have the correlative meaning.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to (or to which there is an obligation to contribute) by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, and each such plan for the five-year period immediately following the latest date on which the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Permitted Amendment or Refinancing” shall mean, with respect to any Person, any Amendment or Refinancing of any Indebtedness of such Person; provided that (a) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness of the Loan Parties under the ABL Credit Agreement, the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Amended or Refinanced except (i) by an amount equal to unpaid accrued interest and premium (including tender premiums and make whole amounts), thereon plus other reasonable and customary fees and expenses (including upfront fees, original issue discount and defeasance costs) incurred in connection with such Amendment or Refinancing and (ii) by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), the Indebtedness resulting from such Amendment or Refinancing has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Amended or Refinanced, (c) other than with respect to a Permitted Amendment or Refinancing in respect of Indebtedness permitted pursuant to Sections

7.03(c), at the time thereof, no Event of Default shall have occurred and be continuing or would result therefrom, (d) if such Indebtedness being Amended or Refinanced is Indebtedness permitted pursuant to Section 7.03(d), 7.03(i), 7.03(n), or 7.03(o), (i) to the extent such Indebtedness being Amended or Refinanced is subordinated in right of payment or in lien priority to the Obligations, the Indebtedness resulting from such Amendment or Refinancing is subordinated in right of payment or in lien priority, as applicable, to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Amended or Refinanced, (ii) the terms and conditions of any such Amended or Refinanced Indebtedness under Section 7.03(o) shall be usual and customary for high yield securities of the type issued, (iii) the other terms and conditions (including, if applicable, as to collateral but excluding as to subordination, pricing, premiums and optional prepayment or optional redemption provisions) of any such Amended or Refinanced Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being Amended or Refinanced, taken as a whole (provided that a certificate of a Responsible Officer delivered to the Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the requirements of clause (ii) and this clause (iii) unless the Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)) and (iv) the obligors (including any guarantors) in respect of the Indebtedness resulting from such modification, refinancing, refunding, renewal, replacement or extension shall be the same as the obligors (including any guarantors) of the Indebtedness being Amended or Refinanced and (e) in the case of any Permitted Amendment or Refinancing in respect of the ABL Credit Agreement, (x) such Permitted Amendment or Refinancing is secured only by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced and (y) [reserved] and (f) in the case of any Permitted Amendment or Refinancing that is guaranteed (including in respect of the ABL Credit Agreement) or secured by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced, such Permitted Amendment or Refinancing is guaranteed only by the Guarantors guaranteeing and secured only by all or any portion of the collateral securing the Indebtedness being Amended or Refinanced. When used with respect to any specified Indebtedness, “Permitted Amendment or Refinancing” shall mean the Indebtedness incurred to effectuate a Permitted Amendment or Refinancing of such specified Indebtedness.

“Permitted Discretion” means a determination made by the Agent, in the exercise of its reasonable credit judgment from the viewpoint of an asset based lender, exercised in good faith in accordance with customary business practices for comparable asset based lending transactions.

“Permitted Encumbrances” has the meaning set forth in Section 7.01.

“Permitted Investors” means the collective reference to (i) the Sponsor and Sponsor Affiliates, (ii) the Management Investors, (iii) any Permitted Transferees of any of the foregoing Persons, and (iv) any ‘‘group’’ (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such ‘‘group’’ and without giving effect to the existence of such ‘‘group’’ or any other ‘‘group,’’ such Persons specified in clauses (i), (ii) or (iii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings held by such ‘‘group,” and provided further, that, in no event shall the Sponsor own a lesser percentage of voting stock than any other Person or group referred to in clauses (ii), (iii) and (iv).

“Permitted Store Closings” means (a) store closures and related dispositions which do not exceed (i) in any Fiscal Year of the Borrower and its Subsidiaries, the greater of five (5) stores and 10% of the total number of stores in existence on the first day of such Fiscal Year (net of new store openings), and (b) the related Inventory is disposed of at such stores in accordance with liquidation agreements and with professional liquidators acceptable to the Agent.

“Permitted Transferee” means (a) in the case of the Sponsor, (i) any Sponsor Affiliate, (ii) any managing director, general partner, limited partner, director, officer or employee of the Sponsor or any Sponsor Affiliate (collectively, the “Sponsor Associates”), (iii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any Sponsor Associate and (iv) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Sponsor Associate, his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants; and (b) in the case of any Management Investor, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Investor and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means at a relevant time, any employee benefit plan within the meaning of Section 3(3) of ERISA and in respect of which the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Securities” has the meaning set forth in the Security Agreement.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Qualified Stock” means any Equity Interests that are not Disqualified Stock.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrowers or any Subsidiary Guarantor.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Rejection Notice” has the meaning set forth in Section 2.06.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.16(c).

“Representations and Warranties Certificate” means a certificate in the form of Exhibit G.

“Required Lenders” means, as of any date of determination, at least two (2) Lenders (or one (1) Lender to the extent that there is only one (1) Lender) holding in the aggregate more than 50% of the Total Outstandings.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer (or similar title), chief operating officer, controller or treasurer (or similar title) of the Parent, Holdings or the Borrower, as applicable, or (with respect to Section 6.03) any Restricted Subsidiary and, with respect to financial matters, the chief financial officer (or similar title) or treasurer (or similar title) of the Parent, Holdings or the Borrower, as applicable.

“Restricted Payment” has the meaning given to such term in Section 7.06 hereof.

“Restricted Subsidiary” means any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Retail DDA” means a DDA of any Loan Party used solely in the operation of a store location.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.

“Sanction(s)” means any economic sanctions administered or enforced by any Governmental Authority of the United States, Canada or the European Union (including, without limitation, OFAC, the United States Department of State, Foreign Affairs and International Trade Canada or the Department of Public Safety Canada or Her Majesty’s Treasury).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means the Second Amendment to Credit Agreement, dated as of the Second Amendment Effective Date, by and among, the Loan Parties, the Lenders party thereto and the Agent.

“Second Amendment Effective Date” means September 30, 2022.

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securities Account” has the meaning provided in Section 8-501 of the UCC.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Guarantee and Collateral Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Debt” means the ABL Debt.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Single Employer Plan” means any Pension Plan, but excluding any Multiemployer Plan.

“SOFR” means a rate equal to the secured overnight financing rate published by the SOFR Administrator on the website of the SOFR Administrator, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“SOFR Loan” means a Term Loan that bears interest at a rate based on Daily Simple SOFR.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Solvent” means with respect to any Person, as of any date of determination, (a) on a going concern basis the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal, state, provincial, territorial, municipal, local and foreign laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an insufficient amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim”

means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) except as otherwise provided by applicable law, the amount of “contingent liabilities” at any time shall be the amount thereof which, in light of all the facts and circumstances existing at such time, can reasonably be expected to become actual or matured liabilities.

“Specified Contribution” has the meaning set forth in Section 8.04.

“Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a) (Non-Payment), 8.01(b) (but only insofar as such an Event of Default arises from a breach of the provisions of Section 6.01(a) (Annual Financial Statements), Section 6.01(b) (Quarterly Financial Statements) or Section 6.02(b) (Compliance Certificates)), Section 6.02(l) (13-Week Cash Flow) or 8.01(f) (Insolvency Proceedings, Etc.).

“Sponsor” means Sun Capital Partners V, L.P. and any Controlled Affiliates thereof (but excluding any portfolio companies of the foregoing).

“Sponsor Affiliate” means the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior Payment in Full of the Obligations and which is in form and on terms reasonably satisfactory to the Agent.

“Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, by and among Citizens Bank, in its capacity as agent for the ABL Secured Parties (as defined therein), PLC (as such term was defined in this Agreement immediately prior to the Third Amendment Effective Date), in its capacity as agent for the Term Secured Parties (as defined therein), Sun Finco, in its capacity as holder of the Subordinated Debt (as defined therein), the Borrower and the Guarantors party thereto.

“Subordination Provisions” has the meaning set forth in Section 8.01(l).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“Subsidiary Guarantors” means each Subsidiary of the Borrower that is a Guarantor hereunder.

“Sun Finco” means SK Financial Services, LLC, a Delaware limited liability company.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement dated as of November 27, 2013 by and among the Parent, the stockholders of the Parent party thereto and Sun Cardinal LLC, as stockholder representative, as amended, modified or supplemented from time to time not in violation of this Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar fees or charges in the nature of a tax, levy, et cetera, imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Taylor Intellectual Property Assets” means the Intellectual Property owned by Rebecca Taylor, Inc., Rebecca Taylor Retail Stores, LLC and Rebecca Taylor Design Limited.

“Taylor Intellectual Property Sale” means the sale of Taylor Intellectual Property Assets in accordance with each of the Taylor Liquidation Agreement and Section 5 of the Second Amendment and otherwise on terms and conditions reasonably acceptable to the Agent.

“Taylor Liquidation” means the sale of all inventory and furniture, fixtures and equipment owned by Rebecca Taylor, Inc., Rebecca Taylor Retail Stores, LLC and Rebecca Taylor Design Limited pursuant to and in accordance with the Taylor Liquidation Agreement and on terms and conditions reasonably acceptable to the Agent.

“Taylor Liquidation Agreement” means that certain letter agreement dated on or about the Second Amendment Effective Date between certain of the Loan Parties and Hilco Merchant Resources, LLC.

“Taylor Liquidation Budget” means that certain “Rebecca Taylor Wind Down Budget Summary” delivered to the Agent on or prior to the Second Amendment Effective Date prepared by Berkeley Research Group, in form and substance (and with detail) reasonably satisfactory to Agent.

“Taylor/Parker Companies” means, collectively, Rebecca Taylor, Inc., Parker Holding, LLC, Parker Lifestyle, LLC, Rebecca Taylor Retail Stores, LLC and Rebecca Taylor Design Limited.

“Term Loan” has the meaning set forth in Section 2.01.

“Termination Date” means the earliest to occur of (i) the Maturity Date or (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) in accordance with Article VIII.

“Third Amendment” means the Consent and Third Amendment to Credit Agreement, dated as of the April 21, 2023, by and among the Loan Parties, the Lenders party thereto and the Agent.

“Third Amendment Effective Date” has the meaning set forth in the Third Amendment.

“Total Outstandings” means, without duplication, the aggregate principal balance of the Term Loan owing to all Lenders.

“Trading with the Enemy Act” has the meaning set forth in Section 10.19.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unaudited Financial Statements” means the unaudited consolidated balance sheets of the Parent and its Subsidiaries and related consolidated statements of income and cash flows for (a) the Fiscal Quarter ended May 1, 2021 and (b) the Fiscal Months ended July 3, 2021.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Borrower designated as such and listed on Schedule 4.01 on the First Amendment Effective Date and (ii) any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (i) and (ii), such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; (c) is a Person with respect to which neither the Borrower nor any of the Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interest or warrants, options or other rights to acquire Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise provided credit support at the time of such designation for any Indebtedness of the Borrower or any of its Restricted Subsidiaries; (e) [reserved]; and (f) to the extent requested by the Agent, such Subsidiary shall have entered into an agreement with the Agent, in form and substance reasonably satisfactory to the Agent, allowing the use of the assets and other property of such Subsidiary as may be necessary or desirable for the Liquidation of the Collateral (provided that the foregoing clause (f) shall not prohibit such designation so long as assets subject to transfer in connection with such designation do not consist of Intellectual Property). If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation shall only be permitted if no Default or Event of Default would be in existence following such designation and the Loan Parties would be in compliance with Section 7.18 on the date of such designation after giving pro forma effect to such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.02 in an amount equal to the fair market value of the Subsidiary so designated; provided that the Borrower may subsequently redesignate any such Unrestricted Subsidiary as a Restricted Subsidiary so long as the Borrower does not subsequently re-designate such Restricted Subsidiary as an Unrestricted Subsidiary for a period of the succeeding four Fiscal Quarters. Notwithstanding anything contained herein to the contrary, no Subsidiary of the Borrower shall be designated as an Unrestricted Subsidiary after the Third Amendment Effective Date

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Vince License Agreement” means that certain License Agreement, dated as of the Third Amendment Effective Date by and between the Borrower and ABG-Viking, as the same may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being Amended or Refinanced (the “Applicable Indebtedness”), the effects of any amortization of or prepayments made on such Applicable Indebtedness prior to the date of the applicable Amendment or Refinancing shall be disregarded.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Notwithstanding anything to the contrary herein or in any other Loan Document, any reference to a defined term as defined in the ABL Credit Agreement or any other ABL Loan Document shall refer to the definition of such term as in effect on the date hereof, except with respect to any amendment or modification thereto permitted under the Subordination Agreement or otherwise consented to by the Agent and the Lenders party hereto.

SECTION 1.2Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(i) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(iii) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3Accounting Terms.

(i) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statement, except as otherwise specifically prescribed herein.

(ii) Changes in GAAP. (i) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (x) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (y) upon request, the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(1) Notwithstanding any other provision contained herein, the effects of FASB 842 shall be disregarded for all purposes under this Agreement.

(2) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used here shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

SECTION 1.4[Reserved].

SECTION 1.5Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7[Reserved].

SECTION 1.8Currency Equivalents Generally.

(i) For purposes of determining compliance with any Dollar-denominated restriction applicable with respect to Section 7.02 or 7.03, the Dollar equivalent amount of any Indebtedness or Investment denominated in a currency other than Dollars shall be determined by the Borrower (by reference to exchange rates reported by Bloomberg (or a similarly reputable, commercially available source)) based on the exchange rate, as of the date of incurrence of such Indebtedness or the making of such Investment, that is applicable to conversion of such currency into Dollars. No Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder.

(ii) For purposes of determining any ratio or test, all amounts denominated in a currency other than Dollars will be converted to Dollars for any purpose at the effective rate of exchange in respect thereof reflected in the consolidated financial statements of Parent for the applicable Measurement Period for which such measurement is being made, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.9Divisions.

For all purposes under the Loan Documents, in connection with a Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
THE COMMITMENTS AND BORROWINGS

SECTION 2.1Term Loans.

Subject to the terms and conditions set forth herein, on the Closing Date, each Lender shall make to the Borrower a term loan in the principal amount equal to its pro rata share of Twenty Million Dollars ($20,000,000) (together with any amounts constituting interest or fees paid in kind and added to the principal amount thereof, the “Term Loans”), provided that, in no event shall the Term Loan (excluding any amounts paid in kind) made by any Lender exceed such Lender’s Commitment. The Term Loan is not a revolving credit facility and may not be repaid and redrawn and any repayments or prepayments of principal (including, without limitation, amounts constituting interest paid in kind and added to the principal amount of the Term Loans) on a Term Loan shall permanently reduce such Term Loan. The Borrower irrevocably authorizes the Agent and the Lenders to disburse the proceeds of the Term Loans on the Closing Date in accordance with the terms of this Agreement. Upon the making of the Term Loans on the Closing Date, the Commitments shall be irrevocably terminated.

SECTION 2.2Borrowings of Term Loans.

(i) The Term Loans shall be SOFR Loans at all times, subject to Section 3.03.

(ii) To the extent not paid by the Borrower when due (after taking into consideration any grace period), the Agent, without the request of the Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account. The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as, or amounts constituting interest paid in kind, provided in this Section 2.02(b) shall constitute a Term Loan and shall bear interest at the interest rate then and thereafter applicable to the Term Loans.

SECTION 2.3[Reserved].

SECTION 2.4[Reserved].

SECTION 2.5Voluntary Prepayments.

(i)

Subject to the terms of the Subordination Agreement, the Borrower may, upon irrevocable notice from the Borrower to the Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that, (A) such notice must be received by the Agent not later than 11:00 a.m. on the day prior to any date of prepayment of such Term Loans; (B) any prepayment of Term Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(ii) [Reserved]

SECTION 2.6Mandatory Prepayments.

Subject to any limitations contained in the Subordination Agreement:

(i) If during any Fiscal Year of the Borrower, any Loan Party has received cumulative Net Cash Proceeds during such Fiscal Year from one or more Dispositions of any Property of any Loan Party or Subsidiary thereof (excluding any Disposition permitted by clause (a), (b), (c) (except as it relates to Section 7.04(d)), (e), (f), (g), (h), (i), (j), (l), (n), (o), (p), (q) and (r) of Section 7.05) of at least $600,000, within five Business Days after the receipt by any Loan Party of such Net Cash Proceeds, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of such excess Net Cash Proceeds. Notwithstanding the foregoing, the Borrower may, at its option by notice in writing to the Agent given no later than thirty (30) days following the Disposition resulting in such Net Cash Proceeds, provided that no Event of Default has occurred and is continuing, reinvest the Net Cash Proceeds of such Disposition in the business of the Borrower and its Subsidiaries within one hundred eighty (180) days following the receipt of such Net Cash Proceeds, or enter into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment within an additional ninety (90) days thereafter, with the amount of Net Cash Proceeds unused after such period to be applied to prepay the Term Loans.

(ii) [reserved]

(iii) the occurrence of a Change of Control, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of the outstanding Obligations at such time.

(iv) Concurrently with the receipt by any Loan Party of the proceeds of any Specified Contribution pursuant to Section 8.04, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of such Specified Contribution.

(v) If during any Fiscal Year of the Borrower, any Loan Party has received cumulative Net Cash Proceeds during such Fiscal Year from one or more Recovery Events in respect of any Property, of at least $600,000, not later than five (5) Business Days following the date of receipt of any Net Cash Proceeds in excess of such amount, the Borrower shall make a prepayment of the Term Loans in an amount equal to 100% of the Net Cash Proceeds then received in excess of such amount from any Recovery Event. Notwithstanding the foregoing, in the event any property of any Loan Party suffers an event of loss resulting in a Recovery Event, the Borrower may, at its option by notice in writing to the Agent given no later than thirty (30) days following the occurrence of the Recovery Event resulting in such Net Cash Proceeds, apply such Net Cash Proceeds to the rebuilding or replacement of such damaged, destroyed or condemned assets or property so long as such Net Cash Proceeds are in fact used to rebuild or replace the damaged, destroyed or condemned assets or property within one hundred eighty (180) days following the receipt of such Net

Cash Proceeds, with the amount of Net Cash Proceeds unused after such period to be applied to prepay the Term Loans.

(vi) No later than three (3) Business Days in advance of the making of any mandatory prepayment pursuant to this Section 2.06, Borrower shall deliver, or cause to be delivered, to Agent for distribution to the Lenders written notice of the amount and date of such mandatory prepayment. Notwithstanding the foregoing, each Lender may reject all or a portion of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of any Term Loans required to be made pursuant to clauses (a), (b), (d) and (e) of this Section 2.06 by providing written notice (each, a “Rejection Notice”) to Agent and Borrower no later than 5:00 P.M. (New York City time) one (1) Business Day prior to the scheduled date of such prepayment. Each Rejection Notice from a Lender shall specify the principal amount of the mandatory prepayment to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the prepayment to be rejected, any such failure will be deemed to be an acceptance of the total amount of such mandatory prepayment of such Term Loans. Any Declined Proceeds may be retained by Borrower.

Notwithstanding anything in this Section 2.06 to the contrary, until the Full Payment (as defined in the Subordination Agreement) of the “Obligations” as defined in the ABL Credit Agreement, or except as otherwise permitted in accordance with the terms of the Subordination Agreement, no prepayments of outstanding Term Loans that would otherwise be required to be made under this Section 2.06 shall be required to be made.

SECTION 2.7Repayment of Obligations; Amortization.

(i) The Borrower shall repay to the Agent, for the account of the Lenders on the Termination Date the aggregate amount of Obligations (including the Term Loans, but excluding contingent indemnification obligations for which a claim has not then been asserted) outstanding on such date.

(ii) [reserved].

SECTION 2.8Interest.

(i) Subject to the provisions of Section 2.08(b) below, each Term Loan shall bear interest on the outstanding principal amount thereof (including, without limitation, amounts constituting interest paid in kind and added to the principal amount of the Term Loans) at a rate per annum equal to Daily Simple SOFR as in effect from time to time plus the Applicable Margin (but in no event less than 10.0%).

(ii) (1) Upon and after the occurrence of a Specified Event of Default, and during the continuation thereof, the Term Loans shall, at the Agent’s option, bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by Requirement of Law.

(2) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be paid in kind and added to the principal amount outstanding hereunder on each Interest Payment Date.

Except as provided in Section 2.08(b)(ii), interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date and shall be paid in kind in arrears and added to the principal amount outstanding hereunder on each Interest Payment Date.

(iii) Daily Simple SOFR Conforming Changes. In connection with the use or administration of Daily Simple SOFR, Agent will have the right (in consultation with the Borrower) to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR.

SECTION 2.9[Reserved].

SECTION 2.10Computation of Interest and Fees.

(i) All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). All interest hereunder on any Term Loan shall be computed on a daily basis based upon the outstanding principal amount of such Term Loan as of the applicable date of determination. Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(ii) All calculations of interest payable by the Loan Parties under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest which principle does not apply to any interest calculated under this Agreement or any Loan Document. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

SECTION 2.11Evidence of Debt.

The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Term Loan from such Lender, each payment and prepayment of principal of any such Term Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender acting solely as a non-fiduciary agent for the Borrower, shall be prima facie evidence of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

SECTION 2.12Payments Generally; Agent’s Clawback.

(i) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made, as applicable, to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Agent after 2:00 p.m. at the option of the Agent be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii) [Reserved].

(iii) [Reserved].

(iv) Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Term Loans to the Borrower are several and not joint. The failure of any Lender to make any Term Loan, to fund any participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment hereunder.

(v) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Term Loan in any particular place or manner.

SECTION 2.13Sharing of Payments by Lenders.

If, other than as expressly provided elsewhere herein, any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations, greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(1) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirement of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

SECTION 2.14Settlement Amongst Lenders.

(i) The amount of each Lender’s Applicable Percentage of outstanding Term Loans shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Term Loans and repayments of Term Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(ii) The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Term Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each applicable Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent, or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Term Loans made by each Lender to the Borrower shall be equal to such Lender’s Applicable Percentage of all Term Loans outstanding to the Borrower as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent equal to a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.1Taxes.

(i) All payments made by or on account of the Borrower under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes unless required by applicable Requirement of Law. If any Taxes are required to be withheld by any applicable withholding agent from any amounts payable hereunder or under any other Loan Document, (i) the applicable withholding agent shall make such deductions, (ii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirement of Law, and (iii) to the extent the deduction is on account of Indemnified Taxes or Other Taxes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after deduction or withholding of all Indemnified Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement.

(ii) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirement of Law.

(iii) Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Agent for the account of the Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof if such receipt is obtainable, or, if not, other reasonable evidence of payment. The Borrower shall indemnify the Agent and the Lenders for any Indemnified Taxes payable in connection with any payments made by the Borrower under any Loan Document and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if an indemnitee does not notify the Borrower of any indemnification claim under this Section 3.01(c) within 180 days after such indemnitee has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Borrower shall not be required to indemnify such indemnitee for any incremental interest or penalties resulting from the such indemnitee’s failure to notify the Borrower within such 180 day period. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf, shall be conclusive absent manifest error.

(iv) If the Agent or any Lender determines, in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to Section 3.01 or Section 3.02, it shall promptly pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority; provided, further, that no Borrower shall be required to repay to the Agent or such Lender an amount in excess of the amount paid over by such party to the Borrower pursuant to this Section. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person. The agreements in this Section shall survive the termination of this Agreement and the payment of the Obligations.

(v) Status of Lenders; Tax Documentation.

(1) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Requirement of Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(2) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

a. any Recipient that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding tax;

b. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

i. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BENE, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BENE, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

ii. executed copies of IRS Form W-8ECI;

iii. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BENE, as applicable; or

iv. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BENE, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E‑3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such

Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

c. any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Recipient under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirement of Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made;

d. on or before the date the Agent becomes a party to this Agreement, the Agent shall provide to the Borrower two accurate and complete original, signed copies of IRS Form W-9 or the applicable IRS Form W-8, as the case may be; and

e. if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(3) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(vi) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

(vii) Evidence of Payments. Upon request by the Borrower or the Agent, as the case may be, after any payment of Taxes by the Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Agent or the Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Agent, as the case may be.

SECTION 3.2[Reserved].

SECTION 3.3Inability to Determine Rates; Illegality; Replacement of Daily Simple SOFR Rate.

If the Agent determines (which determination shall be conclusive and binding absent manifest error) that for any reason that (a) [reserved], (b) adequate and reasonable means do not exist for determining the “Daily Simple SOFR” with respect to a SOFR Loan (including, without limitation, because a Governmental Authority has made a public statement identifying a specific date after which SOFR shall no longer be made available, or used for determining the interest rate of loans), (c) Daily Simple SOFR with respect to a SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding or maintaining such Term Loan, (d) any Requirement of Law or Change in Law has made it, or that any Governmental Authority has asserted that it is, unlawful for any Lender to make, maintain or fund SOFR Loans or to determine or charge interest rates based upon SOFR or (e) a specific date after which the Daily Simple SOFR rate shall no longer be used for determining interest rates for loans, then the Agent and the Borrower shall endeavor to establish an alternate rate of interest to Daily Simple SOFR that gives due consideration to the then prevailing market convention for determining a rate of interest for loans similar to the Term Loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment.

SECTION 3.4Increased Costs.

(i) Increased Costs Generally. If any Change in Law shall:

(1) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(2) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(3) impose on any Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender or participation in any such Term Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender of maintaining any SOFR Loan, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, within fifteen (15) days after demand therefor by such Lender setting forth in reasonable detail such increased costs, the Loan Parties will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(ii) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and calculation of such reduced rate of return the Loan Parties will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(iii) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(iv) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.5Compensation for Losses.

In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on an Interest Payment Date therefor whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the failure to borrow or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be and is revoked to the extent permitted hereunder and in accordance herewith), or (c) the assignment of any SOFR Loan other than on an Interest Payment Date therefor or maturity date applicable thereto as a result of a request by Borrower pursuant to Section 10.13, then, in any such event, Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 3.6Mitigation Obligations.

If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 3.7Survival.

All of the Borrower’s obligations under this Article III shall survive the termination of this Agreement, the repayment of all Obligations hereunder and the resignation of the Agent.

ARTICLE IV
CONDITIONS PRECEDENT TO BORROWING

SECTION 4.1Conditions to Borrowing.

The agreement of each Lender to make the Term Loans on the Closing Date is subject to the satisfaction (or waiver), prior to or concurrently with the making of such Term Loans, of the following conditions precedent:

(i) Credit Agreement; Security Documents. The Agent shall have received (i) this Agreement, executed and delivered by the Agent, each Loan Party and each Lender whose name appears on the signature pages hereof, (ii) the Security Documents required to be delivered on the Closing Date (except to the extent set forth in Sections 6.12(a) and 6.16 hereof), executed and delivered by the Loan Parties and the Agent, (iii) [reserved], (iv) a Note executed by the Borrower in favor of each Lender requesting a Note, and (v) a Representations and Warranties Certificate executed by each Loan Party, and (vi) all other Loan Documents required to be delivered on the Closing Date (except to the extent set forth in Section 6.16 hereof), each duly executed by the applicable Loan Parties and all other Persons party thereto.

(ii) Closing Fee. The Borrower shall have paid to the Agent a closing fee of $400,000 which will be paid in kind and added to the principal balance of the Terms Loans on the Closing Date.

(iii) [reserved]

(iv) [reserved]

(v) Closing and Solvency Certificate. The Agent shall have received a certification (after giving effect to the transactions contemplated hereby) of the Loan Parties and their Restricted Subsidiaries signed by a Responsible Officer of the Borrower that such Loan Parties and their Restricted Subsidiaries are Solvent, substantially in the form of Exhibit F hereto.

(vi) [reserved]

(vii) [reserved]

(viii) [reserved]

(ix) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein with the priority provided for in the Security Documents, shall have been delivered to the Agent in proper form for filing, registration or recordation and the Agent shall have received evidence reasonably satisfactory to it that such filings have been made or have been provided for.

(x) [reserved]

(xi) [reserved]

(xii) [reserved]

(xiii) [reserved]

(xiv) [reserved]

(xv) No Material Adverse Effect. There shall have been no Material Adverse Effect since February 2, 2019.

(xvi) No Litigation. There shall exist no action, suit, investigation or proceeding pending or, to the knowledge of the Loan Parties, threatened in writing in any court or before any arbitrator or governmental authority in which there is a reasonable possibility of a decision which would reasonably be expected to have a Material Adverse Effect.

(xvii) Consents. Any consents or approvals required in connection with the effectiveness of this Agreement and the other Loan Documents shall have been obtained and shall be in full force and effect.

(xviii) Officer’s Certificate. The Agent shall have received an officer’s certificate, dated as of the Closing Date, certifying as to and (as applicable) attaching the organization documents of each Loan Party (which, to the extent filed with a Governmental Authority, shall be certified as of a recent date by such Governmental Authority), the resolutions of the governing body of each Loan Party, the good standing, existence or its equivalent of each Loan Party and of the incumbency (including specimen signatures) of the Responsible Officers of each Loan Party.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make the Term Loans hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

SECTION 5.1Financial Condition.

(i) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries, on a Consolidated basis, as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(ii) The Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries on a

Consolidated basis as of the date thereof and their results of operations, cash flows and changes in shareholders’ equity for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(iii) Except as set forth on Schedule 5.01(c), as of the First Amendment Effective Date, none of Parent or its Subsidiaries (i) has any material Guarantee Obligations, contingent liabilities or material liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are not reflected in the most recent financial statements referred to in Section 5.01(a) or (b) which would in accordance with GAAP be so reflected in a consolidated balance sheet of the Parent its Subsidiaries as of the First Amendment Effective Date and (ii) is party to any arrangement to pay principal or interest with respect to any Indebtedness of any Person which is not reflected in the most recent financial statements referred to in Section 5.01(a) or (b), (x) which was incurred by the Parent or any of its Subsidiaries or guaranteed by the Parent or any of its Subsidiaries at any time or the proceeds of which are or were transferred to or used by the Parent or any of its Subsidiaries and (y) the payments in respect of which are intended to be made with the proceeds of payments to such Person by the Parent or any of its consolidated Subsidiaries or with any Indebtedness or Equity Interests issued by the Parent or any such Subsidiary.

(iv) As of the First Amendment Effective Date, the Financial Performance Projections delivered to the Agent and attached hereto as Schedule 5.01(d) represent the Loan Parties’ good faith estimate of future financial performance and are based on assumptions believed by the Loan Parties to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Financial Performance Projections may materially differ from the projected results set forth therein.

SECTION 5.2No Change.

There has been no event, circumstance, development, change or effect since the date of the Audited Financial Statements that has had a Material Adverse Effect.

SECTION 5.3Existence, Compliance with Requirements of Law.

Each of the Parent, Holdings, the Borrower and its Restricted Subsidiaries (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where if applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, (ii) has the corporate or organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged except, in each case, to the extent that any such failure to have such power, authority or right would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or limited liability company and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not reasonably be expected to have a Material Adverse Effect and (b) is in compliance with all applicable Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.4Corporate Power; Authorization; Enforceable Obligations.

Each Loan Party has the corporate or other organizational power and authority to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate or other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Except as would not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices, which consents, authorizations, filings and notices have been obtained or, within any period set forth in the relevant Security Document, will be obtained or made and are or will be in full force and effect or the failure to obtain which would not reasonably be expected to have a Material Adverse Effect, (ii) filings to perfect the Liens created by the Security Documents, (iii) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent and its Subsidiaries the obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, and (iv) the filings referred to in Section 5.17. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.

SECTION 5.5No Legal Bar.

The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of any of the Loan Parties, (b) violate, in any material respect, any applicable Requirement of Law or any material Contractual Obligation of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, or (c) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any applicable Requirement of Law or any such Contractual Obligation (other than Liens required to be granted in favor of the Agent and the ABL Agent pursuant to the Loan Documents).

SECTION 5.6No Material Litigation.

No litigation, proceeding or, to the knowledge of any Loan Party, investigation of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, likely to be commenced within a reasonable time period against the Parent, Holdings, the Borrower or their respective Restricted Subsidiaries or against any of their Properties or revenues which, taken as a whole, (a) are material and adverse with respect to any of the Loan Documents or (b) would reasonably be expected to have a Material Adverse Effect.

SECTION 5.7No Default.

No Default or Event of Default has occurred and is continuing.

SECTION 5.8Ownership of Property; Liens.

Except as set forth in Schedule 5.08(a), each of the Parent, Holdings, the Borrower and their respective Restricted Subsidiaries has good and marketable title in fee simple to, or a valid leasehold interest in or in the case of real property subject to a license, a right to use, all its real property, and good title to, or a valid leasehold interest in or right to use, all its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien other than Liens permitted by Section 7.01. Schedule 5.08(b) lists all real property which is owned, leased or licensed to use by any Loan Party as of the First Amendment Effective Date.

SECTION 5.9Intellectual Property.

Each Loan Party and their respective Restricted Subsidiaries owns, or has a valid license to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except for Liens permitted by Section 7.01 and except where the failure to so own or have a license to use would not reasonably be expected to have a Material Adverse Effect. To each Loan Party’s knowledge, no holding, injunction, decision or judgment has been rendered by any Governmental Authority and no Loan Party nor any of their respective Restricted Subsidiaries has entered into any settlement stipulation or other agreement (except license agreements in the ordinary course of business) which would cancel the validity of such Loan Party’s or such Restricted Subsidiary’s rights in any Intellectual Property owned by such Loan Party or such Restricted Subsidiary (other than any Intellectual Property included in the ABG IP Sale, provided that such Intellectual Property is at all times subject to the ABL License Agreement and the Vince License Agreement in each case in full force and effect) (the “Borrower Intellectual Property”) in any respect that would reasonably be expected to have a Material Adverse Effect. To each Loan Party’s knowledge, no pending claim has been asserted or threatened in writing by any Person challenging the use by such Loan Party or any of its Restricted Subsidiaries of any Borrower Intellectual Property or the validity of any Borrower Intellectual Property , except in each case as would not reasonably be expected to have a Material Adverse Effect. To each Loan Party’s knowledge, the use of any Borrower Intellectual Property by such Loan Party or its Restricted Subsidiaries does not infringe on the rights of any other Person in a manner that would reasonably be expected to have a Material Adverse Effect. Each Loan Party and their respective Restricted Subsidiaries have taken all commercially reasonable actions that in the exercise of their reasonable business judgment should be taken to protect the Borrower Intellectual Property, including Borrower Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10Taxes.

Each Loan Party and each of their respective Restricted Subsidiaries (i) has timely filed or caused to be filed all federal, state, provincial, territorial and other Tax returns that are required to be filed by it, and (ii) has duly and timely paid all Taxes due and payable and all other Taxes, fees or other charges imposed on it or any of its Property, assets, income, businesses and franchises by any Governmental Authority responsible for administering Taxes (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of such Loan Party or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. There are no current, proposed or, to the knowledge of any Loan Party or any of their respective Restricted Subsidiaries, pending Tax assessments, deficiencies or audits against any Loan Party or any of their respective Restricted Subsidiaries, as the case may be, except those that are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of such Loan Party or such Restricted Subsidiary, as the case may be, or that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 5.11Federal Regulations.

No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Federal Reserve Board. If requested by any Lender (through the Agent) or the Agent, the Borrower will furnish to the Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

SECTION 5.12ERISA and Non-U.S. Plans.

(i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred with respect to any Single Employer Plan; (ii) no Single Employer Plan has failed to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA), nor applied for or received a waiver of the minimum funding standard or an extension of an amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA during the five-year period prior to the date on which this representation is made; (iii) each Plan has complied with its terms and with all applicable laws, including without limitation the applicable provisions of ERISA and the Code; (iv) all contributions required to be made with respect to a Single Employer Plan have been made; (v) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (vi) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (vi) none of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries has incurred any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and (viii) none of the Parent, Holdings, the Borrower nor any of its Restricted Subsidiaries has had (or reasonably expects to have) a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA and, to the knowledge of the Parent and the Borrower, no Multiemployer Plan is Insolvent.

(ii) Neither a Loan Party nor any of their respective Restricted Subsidiaries have incurred, or reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA that is maintained by a Commonly Controlled Entity (other than a Loan Party or any of their respective Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of any such Loan Party or any of their respective Restricted Subsidiaries to pay money.

(iii) With respect to any Non-U.S. Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Parent or its Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such Non-U.S. Plan; (d) any Lien on the property of the Parent or its Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a Non-U.S. Plan; (e) for each such Non-U.S. Plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the best knowledge of the Parent or any of its Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Parent or any of its Subsidiaries concerning the assets of any such Non-U.S. Plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

SECTION 5.13Investment Company Act.

No Loan Party or any Subsidiary thereof is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.14Subsidiaries.

(i) The Subsidiaries listed on Schedule 5.14 constitute all the Subsidiaries of the Parent or Holdings as of the First Amendment Effective Date. Schedule 5.14 sets forth as of the First Amendment Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Equity Interests owned by any Loan Party and the designation of such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary.

(ii) As of the First Amendment Effective Date, except as set forth on Schedule 5.14, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any Equity Interests of any Loan Party or any of their respective Restricted Subsidiaries.

SECTION 5.15Environmental Compliance.

Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect: no Loan Party nor any of their respective Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the business or (ii) has become subject to any Environmental Liability.

SECTION 5.16Accuracy of Information, Etc.

No statement or information (excluding the projections and pro forma financial information referred to below and information of a general economic or general industry nature) contained in this Agreement, any other Loan Document or any report or certificate furnished to the Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents when taken as a whole, contained as of the date such statement, information, or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances under which such statements contained therein. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events, including the Financial Performance Projections, is not to be viewed as fact, that such financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance can be given that the projected results will be realized, and that actual results during the period or periods covered by such projections and financial information may differ significantly from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

SECTION 5.17Security Documents.

(i) The Security Documents are effective to create in favor of the Agent for the benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing) in the Collateral described therein (including any proceeds of any item of Collateral) to the extent required by the Security Documents. In the case of (i) the Pledged Securities described in the Security Agreement, when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the Agent (or held in trust therefore by any gratuitous bailee pursuant to the terms of the Subordination Agreement) and (ii) the other Collateral described in the Security Documents, when financing statements in appropriate form are filed, within the time periods (if any) required by applicable law, in the offices specified on Schedule 5.17 (which financing statements have been duly completed and executed (as applicable) and delivered to the Agent) and such other filings as are specified on Schedule 5.17 are made, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of financing statements in the offices specified on Schedule 5.17 and the filings specified on Schedule 5.17, and through the delivery of the Pledged Securities required to be delivered on the Closing Date), as security for the Obligations.

(ii) Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 4.01(m) and Section 6.11(c), such Mortgage shall be effective to create in favor of the Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the mortgaged property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Borrower, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such mortgaged property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (subject to the Subordination Agreement), Liens permitted by Section 7.01 or other encumbrances or rights permitted by the relevant Mortgage).

SECTION 5.18Solvency.

After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Borrowing, the Loan Parties, on a Consolidated basis, are and will be Solvent.

SECTION 5.19Senior Indebtedness.

All Borrowings permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of) the ABL Credit Agreement, any other Junior Indebtedness (as such term was defined in this Agreement immediately prior to the Third Amendment Effective Date) or any Permitted Amendment or Refinancing of any of the foregoing (or under the definitive documentation relating thereto).

SECTION 5.20Labor Matters.

There are no strikes or other labor disputes against any Loan Party or any of their respective Restricted Subsidiaries pending or, to the knowledge of any Loan Party, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Loan Party and their respective Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from each Loan Party or any of their respective Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party or the relevant Restricted Subsidiary.

SECTION 5.21Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

SECTION 5.22Anti-Money Laundering and Economic Sanctions Laws.

(i) No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, Affiliate (i) has violated or is in violation of any applicable Anti‑Money Laundering Law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds of the Term Loans from any category of offenses designated in any applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(ii) No Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, such Affiliate that is acting or benefiting in any capacity in connection with the Term Loans is an Embargoed Person.

(iii) Except as otherwise authorized by OFAC, to the extent applicable to such Person, no Loan Party, none of its Subsidiaries and, to the knowledge of senior management of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or, to the knowledge of senior management of each Loan Party, such Affiliate acting or benefiting in any capacity in connection with the Term Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any applicable Economic Sanctions Laws or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

SECTION 5.23Insurance.

The properties of the Loan Parties and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies (after giving effect to any self-insurance compatible with the following standards) which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, property damage and directors and officers liability insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties or the applicable Restricted Subsidiary operates.

SECTION 5.24[Reserved]

SECTION 5.25EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

SECTION 5.26Casualty, Etc.

Neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, drought, storm, hail, earthquake, embargo or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, has had a Material Adverse Effect.

SECTION 5.27ABG Material Agreements.

Except for the ABG Material Agreements and the other agreements (if any) copies of which have been delivered to the Agent pursuant to Section 6.20, there are no other agreements which are material to the ABG IP Sale or any other material contractual arrangements related to the ABG IP Sale among the parties to the ABL Purchase Agreement. The Loan Parties have provided the Agent with a true, correct and complete copy of each of the ABG Material Agreements as of the Third Amendment Effective Date, and any amendments, or modifications thereto and any supplemental agreements material to the ABG IP Sale (if any), copies of which have been delivered to the Agent pursuant to Section 6.20. Each of the ABG Material Agreements is valid and binding upon the Borrower and, to the extent applicable, its Affiliates and, to the knowledge of the Borrower, each other party thereto and is in full force and effect. Neither the Loan Parties nor any other party thereto are in breach or in default under any ABG Material Agreement where such breach or default could reasonably be expected to have a Material Adverse Effect, and the Loan Parties have not received or issued any written notice of default under, or any notice of the intention of any other party thereto to terminate, any ABG Material Agreement, in each case that has not been delivered to the Agent.

ARTICLE VI
AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.1Financial Statements.

Furnish to the Agent for delivery to each Lender (which may be electronically delivered):

(i) within 120 days after the end of each Fiscal Year of the Parent, commencing with the Fiscal Year ending on or about January 29, 2022, (x) a copy of the audited consolidated balance sheet of Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, reported on by independently certified public accountants of nationally recognized standing (without a “going concern” or like qualification or exception as to the scope of such audit, other than any such qualification or exception resulting from (i) an upcoming maturity date of the Senior Debt or of the Obligations, and (ii) the inability or potential inability to satisfy the availability covenant set forth in Section 7.18 of the ABL Credit Agreement on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent, Holdings, the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP, and (y) to the extent required under SEC reporting requirements, an opinion of such Registered Public Accounting Firm independently assessing Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls;

(ii) not later than 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Parent the unaudited consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter and the then elapsed portion of the current Fiscal Year, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject only to normal year-end audit adjustments and the lack of notes);

(iii) not later than 30 days (or in the case of a Fiscal Month that is also a Fiscal Quarter end, 45 days, and in the case of the last Fiscal Month of each Fiscal Year, 60 days) after the end of each Fiscal Month of each Fiscal Year of the Parent, the unaudited consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries as at the end of such Fiscal Month and the related unaudited consolidated statements of income and cash flows as of the end of and for such Fiscal Month and the portion of the Fiscal Year through the end of such Fiscal Month, setting forth in each case in comparative form (i) the figures as of the end of and for the corresponding period in the previous Fiscal Year, and (ii) the figures for such period set forth in the projections delivered pursuant to Section 6.02(d) hereof, in each case, certified by a Responsible Officer as being fairly stated in all material respects (subject only to normal year-end audit adjustments and the lack of notes); and

(iv) all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, in the case of the financial statements referred to in clauses (b) and (c), for customary year-end adjustments and the absence of footnotes);

If the Parent has filed (within the time period required above) a Form 10-Q or 10-K, as applicable, with the SEC for any fiscal quarter or fiscal year described above, then to the extent that such quarterly or annual report on Form 10-Q or 10-K contains any of the foregoing items, the Lenders will accept such Form 10-Q or 10-K in lieu of such items. Documents required to be delivered pursuant to this Section 6.01 may be delivered by posting such documents electronically with notice of such posting to the Agent and each Lender and if so posted, such documents shall be deemed to have been delivered on the date on which the Borrower posts such documents or provides a link thereto on the Borrower’s website listed on Schedule 10.02 or another public website (including EDGAR or any successor system thereto) to which the Borrower may so direct the Agent and the Lenders.

SECTION 6.2Certificates; Other Information.

Furnish to the Agent, in form and detail reasonably, satisfactory to the Agent, for delivery to each Lender, or, in the case of Section 6.02(h), to the relevant Lender:

(i) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of the independent certified public accountants of the Parent in customary form reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines and will not be required if such accountants no longer provide such certificates to its customers (or their lenders) generally);

(ii) concurrently with the delivery of any financial statements pursuant to Section 6.01(a), (b) or (c), (i) a Compliance Certificate and (ii) to the extent not previously disclosed to the Agent, a description of any new Subsidiary and a listing of any new registrations, and applications for registration, of Intellectual Property acquired or made by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date);

(iii) [reserved]

(iv) as soon as available, but in any event not later than 60 days after the end of each Fiscal Year of the Parent, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent, Holdings, the Borrower and its Subsidiaries and the related consolidated statements of projected cash flow and projected income;

(v) promptly upon delivery thereof to the Parent, Holdings or the Borrower and to the extent permitted, copies of any accountants’ letters addressed to its Board of Directors (or any committee thereof);

(vi) promptly after the same are sent, copies of all financial statements and reports that the Parent, Holdings or the Borrower sends to the holders of any class of its debt securities or public equity securities (except for materials sent solely to Permitted Investors) and, promptly after the same are filed, copies of all financial statements and reports that the Parent, Holdings or the Borrower may make to, or file with, the SEC, in each case to the extent not already provided pursuant to Section 6.01 or any other clause of this Section 6.02;

(vii) the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(viii) promptly, such additional financial and other information as the Agent (for its own account or upon the reasonable request from any Lender) may from time to time reasonably request;

(ix) concurrently with the delivery of any financial statements pursuant to Section 6.01, a copy of management’s discussion and analysis with respect to such financial statements in the form included with the Parent’s financial reporting to the SEC; and

(x) promptly following receipt, copies of any amendments, modifications, consents, waivers and forbearances under the ABL Loan Documents and any material notices received from any lender or agent of, under or with respect to the Senior Debt not otherwise provided to the Agent under this Agreement and the other Loan Documents;

(xi) [reserved]; and

(xii) in the event delivery thereof is required pursuant to Section 6.02(l) of the ABL Credit Agreement, a 13-Week Cash Flow Report.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent).

SECTION 6.3Notices.

Promptly upon a Responsible Officer of the Parent or any other Loan Party obtaining knowledge thereof, give notice to the Agent of:

(i) of the occurrence of any Default or Event of Default;

(ii) any litigation, investigation or proceeding which may exist at any time between any Loan Party or any Restricted Subsidiary and any other Person, that in either case, could reasonably be expected to have a Material Adverse Effect;

(iii) the following events, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within 30 days after any Loan Party or any Restricted Subsidiary knows thereof, as applicable: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, (ii) that a Single Employer Plan has failed to satisfy the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 with respect to a Single Employer Plan, (iii) a failure to make any required contribution to a Single Employer Plan or Non-U.S. Plan, (iv) any Loan Party or any Restricted Subsidiary incurs any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (v) the creation of any Lien in favor of the PBGC or a Single Employer Plan, (vi) or any withdrawal from, or the termination or partial termination or Insolvency of any Multiemployer Plan, (vii) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans), as of any applicable annual valuation date, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits, (viii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or partial termination or Insolvency of, any Plan, (ix) any Non-U.S. Plan fails to obtain or retain (as applicable) registered status under and as required by applicable law and/or be administered in a timely manner in all respects in compliance with all applicable laws, or (x) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of any Loan Party or any Restricted Subsidiary to pay money;

(iv) the occurrence of any default under the Tax Receivable Agreement;

(v) any development or event that has had or could reasonably be expected to have a Material Adverse Effect;

(vi) the acquisition of any Property after the Closing Date in which the Agent does not already have a perfected security interest and in which a security interest is required to be created or perfected pursuant to Section 6.11;

(vii) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(viii) the occurrence of any default or event of default under the ABL Credit Agreement;

(ix) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(x) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $3,000,000;

(xi) of any failure by any Loan Party to pay rent (which failure continues for more than ten (10) days following the day on which such rent first came due) at (i) any of the Loan Parties’ distribution centers, fulfillment centers or warehouses; (ii) ten percent (10%) or more of such Loan Party’s store locations or any of such Loan Party’s other locations if such failure would be reasonably likely to result in a Material Adverse Effect;

(xii) of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office or its principal place of business or any office in which it maintains books or records relating to Collateral; (iii) any Loan Party’s organizational form (e.g., corporation, limited liability company, partnership, etc.) or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number, in each case no later than 10 days before the occurrence of such change (or such lesser period as agreed to by the Agent in its Permitted Discretion); and

(xiii) of the movement of Collateral with a value in excess of $600,000 in the aggregate to a location not previously disclosed to the Agent (including the establishment of any new office or facility but excluding Collateral out for repair and, for the avoidance of doubt, Collateral in transit between locations previously disclosed to the Agent) no later than 30 days after taking such action (or such later time as agreed to by the Agent in its Permitted Discretion).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, Holdings, the Borrower or the relevant Restricted Subsidiary has taken or proposes to take with respect thereto.

SECTION 6.4Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities, including Taxes, governmental assessments and governmental charges, except (i) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Parent, Holdings, the Borrower or its Subsidiaries, as the case may be, and such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation or (ii) to the extent that failure to pay or satisfy such obligations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.5Preservation of Existence, Etc.

(i) (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights (other than Intellectual Property rights, the maintenance of which is addressed in Section 6.06(c)), privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.04 or except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all applicable Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.6Maintenance of Properties.

(i) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in reasonably good working order and condition, ordinary wear and tear excepted; and

(ii) Take all commercially reasonable and necessary steps, including, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Borrower Intellectual Property, including, filing of applications for renewal, affidavits of use and affidavits of incontestability, except in each case to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.7Maintenance of Insurance.

(i) Maintain, with financially sound and reputable insurance companies, insurance on all its material Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provide that no cancellation thereof shall be effective until at least 10 days after receipt by the Agent of written notice thereof and (ii) name the Agent as insured party or lender’s loss payee.

(ii) If any portion of any Property subject to a Mortgage is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Agent evidence of such compliance in form and substance reasonably acceptable to the Agent.

(iii) (i) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (A) a non-contributing mortgage clause (regarding improvements to real estate) and lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (B) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (C) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties, (ii) cause commercial general liability policies to be endorsed to name the Agent as an additional insured, (iii) cause business interruption policies to name the Agent as a loss payee, and (iv) cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (A) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (B) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(iv) Deliver to the Agent, prior to the cancellation, modification materially adverse to the Lenders or non-renewal of any such policy of insurance, notice of such cancellation, modification or non-renewal and, if requested by the Agent, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence reasonably satisfactory to the Agent of payment of the premium therefor.

SECTION 6.8Compliance with Requirements of Laws.

Comply in all material respects with the Requirements of Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.9Designation as Senior Indebtedness.

Designate all Obligations as “Designated Senior Indebtedness” (or such similar term) under, and defined in, any documents, agreements, or indentures relating to or evidencing any Junior Indebtedness (as such term was defined in this Agreement immediately prior to the Third Amendment Effective Date) that is subordinated Indebtedness and all supplements thereto.

SECTION 6.10Inspection Rights.

(i) (i) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all applicable Requirement of Law shall be made of all material dealings and transactions in relation to its business and activities, (ii) permit representatives of any Lender to visit and inspect any of its properties (in the case of any real property lease, to the extent permitted in the relevant lease agreement) and examine and make abstracts from any of its books and records upon reasonable prior notice and during normal business hours (provided that such visits shall be coordinated by the Agent), (iii) permit representatives of any Lender to have reasonable discussions regarding the business, operations, properties and financial and other condition of any Loan Party or any Restricted Subsidiary with officers and employees of any Loan Party or any Restricted Subsidiary; provided that any Lender shall coordinate any request for such discussions through the Agent), and (iv) permit representatives of the Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of any Loan Party or any Restricted Subsidiary with any such Person’s independent certified public accountants; provided that a Responsible Officer of the Parent or the Borrower shall be present during such discussion and any such discussions with the Parent’s independent certified public accountants at the Parent’s expense shall, except while an Event of Default has occurred and is continuing, be limited to one meeting per calendar year; provided, however, that when an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours with reasonable prior notice.

SECTION 6.11Additional Collateral and Additional Loan Parties.

(i) With respect to any Property (other than Excluded Property (as defined in the Security Documents)) located in the United States acquired after the Closing Date by any Loan Party (other than (x) any interests in real property and any Property described in paragraph (b) of this Section 6.11, (y) any Property subject to a Lien expressly permitted by Section 7.01(g) and (z) Instruments, Certificated Securities, Securities and Chattel Paper (each as defined in the Security Agreement), which are referred to in the last sentence of this paragraph (a)) as to which the Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (i) give notice of such Property to the Agent and execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent reasonably requests to grant to the Agent for the benefit of the Secured Parties a security interest in such Property and (ii) take all actions reasonably requested by the Agent to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereunder) in such Property (with respect to Property of a type owned by a Loan Party as of the Closing Date to the extent the Agent for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including, without limitation, if applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Agent. Any Instrument, Certificated Security (other than in respect of the Equity Interests of any Subsidiary to the extent that the delivery of certificates representing such Equity Interests are not otherwise required to be delivered pursuant to clause (c) or (d) below), Security or Chattel Paper in excess of $600,000 shall be promptly delivered to the Agent indorsed in a manner reasonably satisfactory to the Agent to be held as Collateral pursuant to the relevant Security Document.

(ii) With respect to any fee interest in any real property located in the United States having a value (together with improvements thereof) of at least $2,400,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.01(g)), (i) give notice of such acquisition to the Agent and execute and deliver a first priority Mortgage (subject to Liens permitted by Section 7.01) in favor of the Agent for the benefit of the Secured Parties, covering such real property (provided that no Mortgage nor survey shall be obtained if the Agent determines in consultation with the Borrower that the costs of obtaining such Mortgage or survey are excessive in relation to the value of the security to be afforded thereby), (ii) provide the Lenders with (1) a lenders’ title insurance policy with extended coverage covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Agent) as well as (2) “Life-of-Loan” flood hazard determination (together with an executed notice to the Borrower) and evidence of flood insurance, if applicable and (3) a current ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy) and shall include all reasonably requested survey-related endorsements, each in form and substance reasonably satisfactory to the Agent, and (iii) deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Agent.

(iii) With respect to any new Domestic Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include (x) any previously non-wholly owned Domestic Subsidiary that becomes wholly owned and is a Material Subsidiary (and is not an Unrestricted Subsidiary) and (y) any Domestic Subsidiary that was previously an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary (and is not an Unrestricted Subsidiary) or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation or becoming a Material Subsidiary to the Agent and, if requested by the Agent, execute and deliver to the Agent such amendments to the Security

Documents or such other documents as the Agent reasonably deems necessary to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Equity Interests of such new Subsidiary that is owned by such Loan Party, (ii) deliver to the Agent the original certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and (iii) if such new Subsidiary is a wholly owned Domestic Subsidiary (and is not an Unrestricted Subsidiary or an Immaterial Subsidiary), cause such new Subsidiary (A) to provide a Facility Guaranty and become a party to the Security Documents and (B) to take such actions necessary or advisable to grant to the Agent for the benefit of the Secured Parties a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Collateral described in the Security Documents with respect to such new Subsidiary (to the extent the Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including, without limitation, if applicable, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Agent.

(iv) With respect to any new first tier Foreign Subsidiary that is a Material Subsidiary (and is not an Unrestricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any first-tier Foreign Subsidiary that previously was an Immaterial Subsidiary or an Unrestricted Subsidiary and becomes a Material Subsidiary or a Restricted Subsidiary, as applicable) by any Loan Party, promptly (i) give notice of such acquisition or creation to the Agent and, if requested by the Agent, execute and deliver to the Agent such amendments to the Security Documents or such other documents as the Agent deems necessary or reasonably advisable in order to grant to the Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required hereby) in the Equity Interests of such new Subsidiary that is owned by such Loan Party (provided that in no event shall more than 65% of the total outstanding voting Equity Interests of any Foreign Subsidiary be required to be so pledged except to the extent such Foreign Subsidiary is a Loan Party hereunder), and, if applicable, (ii) to the extent permitted by applicable law, deliver to the Agent the original certificates, if any, representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, and take such other action as may be necessary or, in the reasonable opinion of the Agent, necessary to perfect or ensure appropriate priority the Lien of the Agent thereon.

Notwithstanding any provision set forth herein or in any other Loan Documents to the contrary, in no event shall (x) any Foreign Subsidiary be required to guarantee the obligations of the Borrower or any Domestic Subsidiary, (y) the assets of any Foreign Subsidiary constitute security or secure, or such assets or the proceeds of such assets be required to be available for, payment of the obligations of the Borrower or any Domestic Subsidiary, or (z) more than 65% of the voting stock of any Foreign Subsidiary directly held by the Borrower and its Domestic Subsidiaries be required to be pledged to secure the obligations of the Borrower or any Domestic Subsidiary.

In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement.

SECTION 6.12[Reserved]

SECTION 6.13[Reserved]

SECTION 6.14Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and environmental permits; (b) obtain and renew all environmental permits necessary for its operations and properties; and, (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Materials of Environmental Concern from any of its properties, in accordance with the requirements of all applicable Environmental Laws.

SECTION 6.15Further Assurances.

Maintain the security interest created by the Security Documents as a perfected security interest having at least the priority described herein (if applicable, to the extent such security interest can be perfected through the filing of UCC-1, financing statements and other filings required under applicable Requirement of Law, the Intellectual Property filings to be made pursuant to the Security Documents or the delivery of Pledged Securities required to be delivered under the Security Documents), subject to the rights of the Loan Parties under the Loan Documents to dispose of the Collateral. From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Agent, for the ratable benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

SECTION 6.16Post-Closing Obligations.

Perform all actions identified on Schedule 6.16 by the deadlines set forth therein as such deadlines may be extended by the Agent in its reasonable discretion.

SECTION 6.17Use of Proceeds.

(i) The proceeds of the Term Loans will be used only for the repayment of the ABL Loans, for general corporate purposes, and to pay fees and expenses in connection with the Loan Documents and the ABL Loan Documents.

(ii) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any “margin stock” or (b) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall take reasonable efforts to ensure that each Loan Party, their respective Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Money Laundering Laws or Economic

Sanctions Laws or (ii) in any manner that would result in the violation of any applicable Sanctions, Economic Sanctions Laws, or any Anti-Money Laundering Laws by any Credit Party.

SECTION 6.18Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, (a) make all rental payments and otherwise perform all related obligations in respect of all material Leases to which any Loan Party or any of its Restricted Subsidiaries is a party, keep such material Leases in full force and effect, except to the extent such would not reasonably be expected to result in a Material Adverse Effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except (i) pursuant to their terms or (ii) to the extent such Lease is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, (c) notify the Agent of any default by any Loan Party with respect to such Leases and cooperate with the Agent in all commercially reasonable respects to cure any such default, in each case to the extent such default would constitute a violation of the proceeding clause (a), and (d) cause each of its Subsidiaries to do the foregoing.

SECTION 6.19Compliance with Material Contracts.

Each Loan Party shall perform and observe in all material respects the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, and cause each of its Subsidiaries to do so. A list of Material Contracts of the Loan Parties as of the First Amendment Effective Date is set forth on Schedule 6.19.

SECTION 6.20ABG Material Agreements. (i) Perform and observe all the payment terms and other material terms and provisions of each ABG Material Agreement to be performed or observed by it, except where any such failure to perform or observe would not reasonably be expected to result in a Material Adverse Effect; (ii) maintain each such ABG Material Agreement in full force and effect, except where any such failure to maintain would not reasonably be expected to result in a Material Adverse Effect; (iii) enforce all of its rights that are material to the Loan Parties or the Agent under each such ABG Material Agreement in accordance with its terms, except where any such failure would not reasonably be expected to result in a Material Adverse Effect; (iv) take such actions as may be from time to time reasonably requested by the Agent with respect to the enforcement or administration of the ABG Material Agreements; (v) promptly upon the execution thereof, provide the Agent with copies of all material amendments, modifications and supplements to the ABG Material Agreements; and (vi) provide the Agent and the Lenders with such information and reports with regard to the ABG Material Agreements and the ABG IP Sale as either shall reasonably request from time to time.

ARTICLE VII
NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

SECTION 7.1Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for the following (collectively, the “Permitted Encumbrances”):

(i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;

(ii) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days, that are being contested in good faith by appropriate proceedings or the existence of which, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(iii) [reserved];

(iv) deposits and other Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, subleases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(v) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(vi) Liens in existence on the First Amendment Effective Date listed on Schedule 7.01(f);

(vii) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 7.03(c), 7.03(f) or 7.03(o); provided that (i) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.03(c) to the extent incurred to finance Investments permitted under Section 7.02, such Liens shall be created substantially concurrently with the acquisition of the assets financed by such Indebtedness (which shall not include Collateral), such Liens do not at any time encumber any Property of the Borrower or any Restricted Subsidiary other than the Property financed by such Indebtedness (which shall not include Collateral) and the proceeds thereof and after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time (and which Indebtedness and other obligations are permitted hereunder) that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property which such requirement would not have applied but for such acquisition and (ii) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.03(o), (x) such Liens are not created or incurred in connection with, or in contemplation of, such Investment permitted under Section 7.02, and (y) such Liens do not apply to Collateral and (iii) such Liens are limited to all or part of the same property or assets that secured the Indebtedness to which such Liens relate under Section 7.03(o) (and no other Property of the Loan Parties);

(viii) Liens created pursuant to the Security Documents;

(ix) any interest or title of a lessor or licensor under any leases or subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased or licensed, which shall be on a non-exclusive basis (or an exclusive basis within a specific or defined field of use) with respect to any Borrower Intellectual Property, and any financing statement filed in connection with any such lease or license;

(x) Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.01(g);

(xi) [reserved];

(xii) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries;

(xiii) with respect to any Non-Guarantor Subsidiaries, receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(xiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(xv) Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business;

(xvi) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.02;

(xvii) Liens deemed to exist in connection with Investments permitted by Section 7.02(b) that constitute repurchase obligations;

(xviii) Liens upon specific items of inventory or other goods (and the proceeds thereof) of any Non-Guarantor Subsidiaries arising in the ordinary course of business securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(xix) Liens on cash or cash equivalents securing any Hedge Agreement permitted hereunder;

(xx) [reserved];

(xxi) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxii) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(xxiii) Liens arising from Uniform Commercial Code financing statement regarding operating leases or consignments entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(xxiv) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits, securities and movables) and which are within the general parameters customary in the banking industry;

(xxv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxvii) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited hereunder;

(xxviii) Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(xxix) security given to a public or private utility or any governmental authority as required in the ordinary course of business;

(xxx) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business; and

(xxxi) Liens on Collateral securing Indebtedness incurred pursuant to Section 7.03(u) and any other “Obligations” as defined in the ABL Credit Agreement.

SECTION 7.2Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business (including pursuant to any merger or Division) from, or make any other investment in, any other Person, other than guarantees of operating leases in the ordinary course of business (all of the foregoing, “Investments”), except:

(i) extensions of trade credit in the ordinary course of business;

(ii) Investments in Cash Equivalents;

(iii) Investments arising in connection with the incurrence of Indebtedness permitted by Sections 7.03(b), (e), (h), and (w);

(iv) loans and advances to employees of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for the Parent, Holdings, the Borrower and all such Restricted Subsidiaries) not to exceed $2,400,000 (excluding (for purposes of such cap) travel and entertainment expenses, but including relocation expenses) at any one time outstanding;

(v) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.03(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Subsidiary Guarantor or is a Subsidiary that becomes a Subsidiary Guarantor at the time of such Investment;

(vi) [reserved];

(vii) loans by the Borrower or any of its Restricted Subsidiaries to the officers or directors of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries in connection with management incentive plans; provided that such loans represent cashless transactions pursuant to which such officers or directors directly invest the proceeds of such loans in the Equity Interests of the Parent;

(viii) [reserved];

(ix) Investments (including debt obligations) received in the ordinary course of business by the Borrower or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising out of the ordinary course of business;

(x) Investments by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(xi) Investments in existence on the First Amendment Effective Date and listed on Schedule 7.02;

(xii) Investments of the Borrower or any Restricted Subsidiary under Hedge Agreements permitted hereunder;

(xiii) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary; provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary;

(xiv) Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.11(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.11(d); provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition or Investment permitted by 7.02(p), and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.11(c) or 6.11(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days);

(xv) [reserved];

(xvi) Investments arising directly out of the receipt by the Borrower or any Restricted Subsidiary of non-cash consideration for any sale of assets permitted under Section 7.05; provided that such non-cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(xvii) Investments resulting from pledges and deposits referred to in Sections 7.01(d), (p), (s), (y) and (aa);

(xviii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.03(b), (e) or (h);

(xix) any Investment in a Foreign Subsidiary to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Foreign Subsidiary;

(xx) Guarantee Obligations permitted by Section 7.03(e) and any payments made in respect of such Guarantee Obligations; and

(xxi) [reserved].

It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.02, such amount shall deemed to be the amount of such Investment when made, purchased or acquired less any returns on such Investment (not to exceed the original amount invested). Notwithstanding anything herein to the contrary, from and after the Third Amendment Effective Date, no Loan Party may make, whether directly or indirectly, any Investment in any Taylor/Parker Company.

SECTION 7.3Indebtedness. Create, issue, incur, assume, or suffer to exist any Indebtedness, except:

(i) Indebtedness of the Parent, Holdings, the Borrower or any Subsidiary Guarantor pursuant to any Loan Document or Hedge Agreements;

(ii) Indebtedness (i) of the Borrower to any of its Restricted Subsidiaries, (ii) of any Subsidiary Guarantor to the Borrower or any Restricted Subsidiary, and (iii) of any Non‑Guarantor Subsidiary to any other Non-Guarantor Subsidiary; provided that (x) in the case of Indebtedness owing to a Loan Party, such Indebtedness shall be evidenced by one or more promissory notes that are pledged to the Agent for the benefit of the Secured Parties pursuant to the Security Agreement and (y) in the case of any Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Subsidiary Guarantor, (A) such Indebtedness shall be on subordination terms reasonably satisfactory to the Agent and (B) such Indebtedness shall be otherwise permitted under the provisions of Section 7.02;

(iii) (i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.01(g) in an aggregate principal amount not to exceed, together with any Permitted Amendment or Refinancing referred to in the following clause (iii) hereof, $6,000,000 at any one time outstanding; (ii) Indebtedness arising out of sale and leaseback transactions permitted by Section 7.15; and (iii) any Permitted Amendment or Refinancing of any of the foregoing;

(iv) Indebtedness outstanding on the First Amendment Effective Date and listed on Schedule 7.03(d) and any Permitted Amendment or Refinancing thereof;

(v) Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor, (ii) by any Non-Guarantor Subsidiary of obligations of any Non-Guarantor Subsidiary or (iii) by the Parent of lease obligations of Borrower or a Restricted Subsidiary;

(vi) Indebtedness of Non-Guarantor Subsidiaries in respect of local lines of credit, letters of credit, bank guarantees, factoring arrangements, sale/leaseback transactions and similar extensions of credit in the ordinary course of business not to exceed at any one time outstanding an aggregate principal amount equal to $6,000,000;

(vii) Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(viii) (1) Indebtedness of any Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor and (ii) Guarantee Obligations of the Borrower or any Subsidiary Guarantor of Indebtedness of any Non-Guarantor Subsidiaries, in an aggregate principal amount for all such Indebtedness and, without duplication, Guarantee Obligations not to exceed $6,000,000 at any one time outstanding;

(ix) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than for borrowed money) in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $12,000,000 at any one time outstanding;

(x) [reserved];

(xi) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(xii) Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification or adjustment of purchase price or similar obligations in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary;

(xiii) [reserved];

(xiv) [reserved];

(xv) Indebtedness of any Person that becomes a Restricted Subsidiary as part of any Investment permitted by Section 7.02 after the First Amendment Effective Date and any Permitted Amendment or Refinancing thereof; provided that (A) such acquired Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary (except to the extent such acquired Indebtedness refinanced (and did not increase principal (except for accrued interest and premium (including tender premiums and make whole amounts) thereon plus other reasonable and customary fees and expenses including upfront fees, original issue discount and defeasance costs) or shorten maturity during the term of this Agreement) other Indebtedness to facilitate such entity becoming a Restricted Subsidiary), (B) the aggregate principal amount of Indebtedness permitted by this clause (o) (i) shall not at any one time outstanding exceed together with any Permitted Amendment or Refinancing referred to in the following clause (ii) hereof, $6,000,000 and (ii) any Permitted Amendment or Refinancing;

(xvi) [reserved];

(xvii) [reserved];

(xviii) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, consultants and directors or employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or Holdings issued in lieu of cash payment; provided that such purchase or redemption is permitted under Section 7.06;

(xix) Indebtedness of the Borrower or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business;

(xx) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries;

(xxi) Indebtedness of a Borrower or a Guarantor in respect of the ABL Credit Agreement (and any Permitted Amendment or Refinancing thereof);

(xxii) [reserved]; and

(xxiii) to the extent constituting Indebtedness, intercompany liabilities among the Borrower, its Restricted Subsidiaries and/or the China JV, arising in the ordinary course of business, from cash management, tax, and accounting operations in an amount not to exceed $1,000,000 in the aggregate at any time.

SECTION 7.4Fundamental Changes.

Consummate any merger, consolidation or amalgamation, or Division (or similar transaction), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, or division or similar transaction except that:

(i) (i) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated, liquidated or consolidated with or into any Subsidiary Guarantor (provided that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.11 in connection therewith);

(ii) any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary;

(iii) any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any Restricted Subsidiary;

(iv) Dispositions permitted by Section 7.05 may be consummated;

(v) any Investment expressly permitted by Section 7.02 may be structured as a merger, consolidation or amalgamation;

(vi) any Excluded Subsidiary may be dissolved or liquidated;

(vii) So long as no Default or Event of Default is continuing or would result therefrom, Holdings may be merged with and into Parent, with Parent being the surviving entity in such merger; and

(viii) the Loan Parties may effect the Parker Intellectual Property Sale, the Taylor Liquidation, the Taylor Intellectual Property Sale and the ABG IP Sale (in the case of the ABG IP Sale, subject in all respects to the terms and conditions of the Third Amendment) and any assignment for the benefit of creditors in any jurisdiction relating to Rebecca Taylor, Inc., Rebecca Taylor Retail Stores, LLC and Rebecca Taylor Design Limited (provided that the Loan Parties may not assume or otherwise incur any liabilities in connection with any such assignment for the benefit of creditors (other than any liabilities arising as a matter of law)).

SECTION 7.5Dispositions. Dispose of any of its owned Property (including, without limitation, receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Equity Interests to any Person, except:

(i) the Disposition of surplus, obsolete or worn out property in the ordinary course of business;

(ii) the sale of inventory in the ordinary course of business;

(iii) Dispositions permitted by Section 7.04;

(iv) any Recovery Event;

(v) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Subsidiary Guarantor; provided that the sale or issuance of Equity Interests of an Unrestricted Subsidiary to the Borrower or any Subsidiary Guarantor is otherwise permitted by Section 7.02;

(vi) bulk sales or other dispositions of Inventory of a Loan Party not in the ordinary course of business, at arms’ length, in connection with Permitted Store Closings;

(vii) the leasing, occupancy agreements or sub-leasing of Property that would not materially interfere with the required use (if any) of such Property by the Borrower or their respective Restricted Subsidiaries;

(viii) the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with the Borrower’s commercially reasonable business judgment (and not as part of any bulk sale or financing of receivables);

(ix) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(x) the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary or their respective assets;

(xi) [reserved];

(xii) the Disposition of Cash Equivalents in the ordinary course of business;

(xiii) sale and leaseback transactions permitted by Section 7.15;

(xiv) Liens permitted by Section 7.01;

(xv) Restricted Payments permitted by Section 7.06;

(xvi) the cancellation of intercompany Indebtedness among the Borrower and any Subsidiary Guarantor;

(xvii) Investments permitted by Section 7.02;

(xviii) the sale or issuance of the Equity Interests of (i) any Foreign Subsidiary that is a Restricted Subsidiary to any other Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Foreign Subsidiary that is an Unrestricted Subsidiary to any other Foreign Subsidiary that is an Unrestricted Subsidiary, in each case, including, without limitation, in connection with any tax restructuring activities not otherwise prohibited hereunder; and

(xix) the Loan Parties may effect the Parker Intellectual Property Sale, the Taylor Liquidation, the Taylor Intellectual Property Sale and the ABG IP Sale.

Notwithstanding (i) anything to the contrary contained in this Section 7.05 (other than Section 7.05(s)), no Borrower Intellectual Property shall be included in any Disposition to any Person that is not a Loan Party, and (ii) anything herein to the contrary, no Disposition of any Property of any Loan Party may at any time be made to any Taylor/Parker Company.

SECTION 7.6Restricted Payments.

Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, cancellation, termination or other acquisition of, any Equity Interests of the Parent, Holdings, the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent, Holdings, the Borrower or any Restricted Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”), obligating the Parent, Holdings the Borrower or any Restricted Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Equity Interests (collectively, “Restricted Payments”), except that:

(i) any Subsidiary may make Restricted Payments, directly or indirectly, to the Borrower;

(ii) Non-Guarantor Subsidiaries may make Restricted Payments to other Non-Guarantor Subsidiaries or to any Loan Party;

(iii) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(iv) the Borrower and its Subsidiaries may declare and make dividend or distribution payments, directly or indirectly, to Holdings (and Holdings may pay to any direct or indirect parent company of Holdings) to permit Holdings (or any such direct or indirect parent company of Holdings, as applicable) to pay for any taxable period for which Holdings, the Borrower or such applicable Subsidiary, as applicable, was a member of a consolidated, combined or similar income tax group for federal and/or applicable state or local income tax purposes or are entities treated as disregarded from any member of such a group for U.S. federal income and, if applicable, state income Tax purposes (a “Tax Group”) of which Holdings (or any direct or indirect parent company of Holdings, as applicable) is the common parent, any consolidated, combined or similar income Taxes of such Tax Group that are due and payable by Holdings (or such direct or indirect parent company of Holdings) for such taxable period, but only to the extent such income Taxes are attributable to the Borrower and its Subsidiaries, provided that (x) the amount of such dividends or distributions for any taxable period shall not exceed the amount of such income Taxes that the Borrower and its relevant Subsidiaries would have paid had the Borrower and such Subsidiaries been a stand-alone corporate taxpayer (or a stand-alone corporate Tax Group) and (y) dividends or distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that dividends or distributions were made by such Unrestricted Subsidiary to a member of the Tax Group or any of its Subsidiaries for such purpose;

(v) the Borrower may make other Restricted Payments to Holdings who, in turn, may make other Restricted Payments to the Parent to permit the Parent to make payments required under the Tax Receivable Agreement;

(vi) [reserved];

(vii) the Borrower may declare and pay cash dividends to Holdings, and Holdings may declare and pay cash dividends to the Parent, not to exceed an amount necessary to permit Holdings or the Parent, as applicable, to pay its proportionate share of (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers), and (ii) franchise fees or similar taxes and fees required to maintain its corporate existence;

(viii) Investments constituting Restricted Payments and permitted by Section 7.02;

(ix) the Parent may make Restricted Payments in the form of common stock of the Parent or preferred stock of the Parent; and

(x) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make Restricted Payments to Holdings and Holdings may make Restricted Payments to Parent, to permit Holdings or the Parent to purchase its common stock or common stock options from present or former officers, consultants and directors or employees (and their heirs, estates and assigns) of Parent, Holdings, the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments under this clause (k) in any Fiscal Year of the Parent shall not exceed the sum of (i) $2,400,000 plus any proceeds received from key man life insurance policies and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (k) in the immediately prior Fiscal Year.

Notwithstanding anything herein to the contrary, no Loan Party may make any Restricted Payment at any time to, whether directly or indirectly, or on behalf of any Taylor/Parker Company.

SECTION 7.7Prepayments of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than any Senior Debt and, for the avoidance of doubt, any Indebtedness incurred under this Agreement), or make any payment in violation of any subordination terms of any Indebtedness (other than any Senior Debt and, for the avoidance of doubt, any Indebtedness incurred under this Agreement), except:

(i) mandatory or scheduled payments of principal, interest and fees as and when due in respect of any Indebtedness (other than Subordinated Indebtedness) permitted under Section 7.03 hereof;

(ii) the Borrower may prepay, redeem, repurchase or defease any Indebtedness with the proceeds of any Permitted Amendment or Refinancing or pursuant to any asset sale tender offers required by the terms of such Indebtedness;

(iii) [reserved]; and

(iv) any Permitted Amendment or Refinancing of any such Indebtedness.

SECTION 7.8Change in Nature of Business.

(i) In the case of the Parent and Holdings, notwithstanding anything to the contrary in this Agreement or any other Loan Document:

(1) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than (i) those incidental to its ownership of the Equity Interests of Holdings, the Borrower and (indirectly) the Subsidiaries of the Borrower and those incidental to Investments by or in the Parent or Holdings, as applicable, permitted hereunder, (ii) those incidental to the issuance of and performance under the ABL Credit Agreement (or any other Indebtedness permitted under Section 7.03(p), (q) or (u)) or any Permitted Amendment or Refinancing of the foregoing, (iii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto and activities relating to its employees (including but not limited to payment or reimbursement of indemnification obligations to its directors or officers and payment of Board of Directors fees), (iv) activities relating to the performance of obligations under the Loan Documents to which it is a party or expressly permitted thereunder, (v) engaging in activities incidental to being a public company, (vi) the receipt and payment of Restricted Payments permitted under Section 7.06 and (vii) the other transactions expressly permitted under this Section 7.08;

(2) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (i) [reserved], (ii) nonconsensual obligations imposed by operation of law, (iii) pursuant to the Loan Documents to which it is a party, (iv) obligations with respect to its Equity Interests and options in respect thereof, (v) in respect of the ABL Credit Agreement (or any other Indebtedness permitted under Section 7.03(p), (q) or (u)) or any Permitted Amendment or Refinancing of the foregoing, and (vi) obligations to its employees, officers and directors not prohibited hereunder.

(ii) In the case of each of the Loan Parties, engage in any business, services, or activities substantially different from the business, services, or activities conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business, service or activity incidental or directly related or similar to any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

SECTION 7.9Transactions with Affiliates.

Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property (including pursuant to a Division), the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Parent, Holdings the Borrower or any Restricted Subsidiary) unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Parent, Holdings the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may without being subject to the terms of this Section 7.09, (i) enter into any transaction with any Person which is an Affiliate of the Parent only by reason of such Person and the Parent having common directors; (ii) enter into and perform its or their obligations under the agreements set forth on Schedule 7.09, as in effect on the First Amendment Effective Date or as the same may be amended, supplemented, replaced or otherwise modified from time to time in a manner that does not materially increase the obligations of the Loan Parties thereunder, and (iii) enter into transactions with Affiliates permitted by Sections 7.02(c), 7.02(s), 7.03(h), 7.03(i), 7.03(r), 7.04(c), 7.05(e) and 7.06 hereof. For the avoidance of doubt, this Section 7.09 shall not apply to employment arrangements with, and payments of compensation, indemnification payments, expense reimbursement or benefits to or for the benefit of, current or former employees, officers or directors of the Parent, Holdings the Borrower or any of its Restricted Subsidiaries. For the avoidance of doubt, no Loan Party may at any time, whether directly or indirectly, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property (including pursuant to a Division), the rendering of any service or the payment of any management, advisory or similar fees, with any Taylor/Parker Company.

SECTION 7.10Burdensome Agreements.

Enter into any agreement that prohibits or limits the ability of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Security Documents, other than (a) this Agreement and the other Loan Documents, the ABL Loan Documents, and any Permitted Amendment or Refinancing thereof (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof), (c) software and other Intellectual Property licenses expressly permitted hereunder pursuant to which the Parent, Holdings, the Borrower or such Restricted Subsidiary is the licensee or licensor of the relevant software or Intellectual Property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (d) Contractual Obligations incurred in the ordinary course of business and on customary terms which limit Liens on the assets subject of the applicable Contractual Obligation or impose restrictions on cash or other deposits with respect thereto, (e) any agreements regarding Indebtedness of any Non-Guarantor Subsidiary not prohibited under Section 7.02 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries), (f) prohibitions and limitations in effect on the First Amendment Effective Date and listed on Schedule 7.10, (g) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (h) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (i) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.04 or 7.05, (j) any agreement in effect at the time any Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, and (k) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (f) and (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 7.11Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than the repayment of the ABL Loans, for general corporate purposes, and to pay fees and expenses in connection with the Loan Documents and the ABL Loan Documents.

SECTION 7.12Amendment of Material Documents.

(i) Amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to (i) any agreement or instrument governing or evidencing Junior Indebtedness (as such term was defined in this Agreement immediately prior to the Third Amendment Effective Date) in any manner that is materially adverse to the Lenders without the prior consent of the Agent (which shall not be unreasonably withheld, conditioned or delayed), or (ii) any of its organizational documents, other than amendments, modifications or waivers that could not reasonably be expected to adversely affect the Lenders or Agent; provided that the Borrower shall deliver or cause to be delivered to the Agent a copy of all such amendments, modifications or waivers promptly after the execution and delivery thereof to the extent not filed publicly.

(ii) Amend, supplement, modify, waive, terminate or cancel (or permit any of the parties to the ABG Material Agreements to amend, supplement, modify, waive, terminate or cancel) any ABG Material Agreement, (i) in each case to the extent that such amendment, supplement, modification, waiver, termination or cancellation would (A) result in a Default or an Event of Default under any of the Loan Documents, (B) be in violation of the ABL License Agreement, in each case, without the prior written consent of the Agent or (ii) in any manner that would result in an adverse affect to the Lenders, without the prior written consent of the Agent.

SECTION 7.13Fiscal Year.

Change the Fiscal Year of any Loan Party, or, other than as permitted pursuant to Section 1.03, the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

SECTION 7.14[Reserved]

SECTION 7.15Sales and Leasebacks.

Enter into any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of real or personal property which is to be sold or transferred by the Borrower or such Restricted Subsidiary (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Restricted Subsidiary, except for (i) sales or transfers that do not exceed $6,000,000 in the aggregate at any one time outstanding, (ii) sales or transfers by the Borrower or any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor and (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary.

SECTION 7.16Clauses Restricting Subsidiary Distributions.

Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Equity Interests of such Restricted Subsidiary held by, or pay any

Indebtedness owed to, the Borrower or any Restricted Subsidiary or (b) make Investments in the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to such Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Restricted Subsidiary to the extent permitted hereunder, (iii) any restrictions set forth in the documentation for the ABL Credit Agreement or any Permitted Amendment or Refinancing of any of the foregoing, (iv) any restrictions contained in agreements related to Indebtedness of (A) the Borrower or any Subsidiary Guarantor with respect to the disposition of assets securing such Indebtedness (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and the proceeds thereof) and (B) any Non-Guarantor Subsidiary not prohibited under Section 7.02 (in which case such restriction shall relate only to such Non-Guarantor Subsidiary and its Subsidiaries), (v) any restrictions regarding non-exclusive licenses (or exclusive licenses within a specific or defined field of use) or sublicenses by the Borrower and its respective Restricted Subsidiaries of Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property), (vi) Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment of any agreement relating thereto, (vii) customary provisions contained in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business, (viii) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (ix) customary restrictions and conditions contained in any agreement relating to an asset sale permitted by Section 7.04 or 7.05, (x) any agreement in effect at the time any Person becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and (xi) such restrictions in effect on the First Amendment Effective Date and listed on Schedule 7.16, (xii) negative pledges and restrictions on Liens and asset dispositions in favor of any holder of Indebtedness for borrowed money permitted under Section 7.03 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis and (xiii) negative pledges and restrictions on Liens and asset dispositions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 7.17Limitation on Hedge Agreements.

Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business or as required hereby, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates or commodity, raw material, energy or utility prices.

SECTION 7.18[Reserved].

SECTION 7.19Tax Receivable Agreement.

Terminate, or agree to the termination of, the Tax Receivable Agreement.

SECTION 7.20Sanctions.

Directly or, knowingly, indirectly, use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the target of Sanctions, that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, or otherwise) of Sanctions.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

SECTION 8.1Events of Default.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”):

(i) Non-Payment. The Borrower or any other Loan Party fails to pay (i) any amount of principal of any Term Loan, or (ii) any interest, fee or any other amount payable hereunder or under any other Loan Document, in each case of this clause (ii) within three Business Days after any such interest or other amount becomes due; or

(ii) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of (i) Sections 6.01(a), 6.01(b), 6.01(c) (in each case after a five (5) Business Day grace period), 6.02(a), 6.02(b), 6.03(a), 6.05(a)(i) or Article VII or (ii) Sections 6.07, 6.10(b), 6.10(c) or 6.12, provided that, if (A) any such Default described in this clause (b)(ii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Agent’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default; or

(iii) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the date that such Loan Party receives from the Agent or any Lender notice of the existence of such default; or

(iv) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect when made or deemed made; or

(v) Cross-Default. (x) Other than with respect to any Senior Debt, the Parent, Holdings, the Borrower or any of their respective Restricted Subsidiaries shall, (i) default in making any payment of any principal of any Material Indebtedness (excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default described in clauses (i), (ii) or (iii) of this paragraph (e) is to cause, or to permit the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or to become payable and such Indebtedness does become due, become subject to a mandatory offer to purchase or become payable, or (y) with respect to any Senior Debt, any default shall occur under the terms applicable to such Senior Debt resulting in acceleration of the maturity of such Senior Debt or result in the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Senior Debt to become due and payable prior to its stated maturity; provided that this paragraph (e) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness if such sale, transfer, destruction or other disposition is not prohibited hereunder or (B) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof; or

(vi) Insolvency Proceedings, Etc. (i) Any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) any case, proceeding, or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) shall consent to or approve of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(vii) Judgments. There is entered against any Loan Party or any Restricted Subsidiary (other than any such Restricted Subsidiary that is an Immaterial Subsidiary) (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $12,000,000 (to the extent not paid or covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof; or

(viii) ERISA. (i) Any Loan Party or any Restricted Subsidiary shall incur any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Single Employer Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA), whether or not waived, or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of the Parent, Holdings, the Borrower or any of its Restricted Subsidiaries, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (iv) any Loan Party or any Restricted Subsidiary incurs any liability in connection with any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (v) any Non-U.S. Plan fails to obtain or retain (as applicable) registered status under and as required by applicable law and/or be administered in a timely manner in all respects in compliance with all applicable laws, (vi) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (vii) any Loan Party or any Restricted Subsidiary shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan (including the withdrawal by an ERISA Affiliate), (viii) the institution of proceedings or the taking of any other action by the PBGC or the Parent or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or partial termination, or Insolvency of, any Plan, (ix) a contribution required to be made with respect to a Plan or a Non-U.S. Plan has not been timely made, (x) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans), as of any applicable annual valuation date, exceeds the value of the assets of such Single Employer Plan allocable to such accrued benefits, (xi) the occurrence of any similar events with respect to a Commonly Controlled Plan, that would reasonably be likely to result in a direct obligation of any Loan Party or any Restricted Subsidiary to pay money, or (xii) any other event or condition (other than one which could not reasonably be expected to result in a violation of any applicable law or of the qualification requirements of the Code) shall occur or exist with respect to a Plan, Non-U.S. Plan, or a Commonly Controlled Plan; and in each case in clauses (i) through (xii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a direct obligation of any Loan Party or any Restricted Subsidiary to pay money that would have a Material Adverse Effect; or

(ix) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by any Agent or any Lender or the Payment in Full of the Obligations, ceases to be in full force and effect in any material respect, or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of Payment in Full of the Obligations), or purports in writing to revoke, terminate or rescind any Loan Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by (but subject to the limitations set forth in) the applicable Security Document and this Agreement except (i) as a result of the sale, release or other disposition of the applicable Collateral in a Disposition permitted by Section 7.05 or other transaction permitted under the Loan Documents, or (ii) relating to an immaterial amount of Collateral, or (iii) as a result of the failure of the Agent, through its acts or omissions and through no fault of the Loan Parties, to maintain the perfection of its Liens in accordance with applicable Requirement of Law; or

(x) Change of Control. There occurs any Change of Control; or

(xi) Cessation of Business. Except as otherwise expressly permitted hereunder, the determination of the Loan Parties, whether by vote of the Loan Parties’ Board of Directors or otherwise to: suspend the operation of the Loan Parties’ business in the ordinary course, liquidate all or substantially all of their assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Loan Parties’ stores; or

(xii) Subordination. (i) The subordination provisions of the documents evidencing any Subordinated Indebtedness (or subordinated Junior Indebtedness (as such term was defined in this Agreement immediately prior to the Third Amendment Effective Date)) (collectively, the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) the Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions; or

(xiii) Vince License Agreement. There occurs any breach or default (including any “Event of Default” as defined in the Vince License Agreement) with respect to any term of the Vince License Agreement, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause the termination of the Vince License Agreement; or

(xiv) ABL License Agreement. (i) The ABL License Agreement shall in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable, or (ii) the Borrower or any Affiliate thereof shall, directly or indirectly, disavow or contest in any manner the effectiveness, validity or enforceability of the ABL License Agreement.

SECTION 8.2Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(i) [reserved];

(ii) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(iii) [reserved]; and

(iv) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Requirement of Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Term Loans shall automatically terminate, the unpaid principal amount of all outstanding Term Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other Requirement of Law.

SECTION 8.3Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Term Loans have automatically become immediately due and payable), any amounts received from any Loan Party, from the liquidation of any Collateral of any Loan Party, or on account of the Obligations, shall be applied by the Agent against the Obligations in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, and fees (including any Early Termination Fee), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of all other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Last, the balance, if any, after Payment in Full of all of the Obligations, to the Loan Parties or as otherwise required by Requirement of Law.

SECTION 8.4[Reserved]

ARTICLE IX
THE AGENT

SECTION 9.1Appointment.

(i) Each of the Lenders hereby irrevocably designates and appoints the Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein or any fiduciary relationship with any

Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(ii) The Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Agent, as “collateral agent,” and any agents or attorneys-in-fact appointed by the Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Agent, shall be entitled to the benefits of all provisions of this Section 9 (including Section 9.09) and Section 10.04, as though such agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

(iii) The provisions of this Section 9.01 are for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.06).

SECTION 9.2[Reserved]

SECTION 9.3[Reserved].

SECTION 9.4Delegation of Duties.

The Agent may execute any of its duties under the applicable Loan Documents by or through sub‑agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys in-fact selected by it with reasonable care.

SECTION 9.5Exculpatory Provisions.

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall:

(i) be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Requirement of Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(iii) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 9.6Reliance by Agent.

The Agent shall be entitled to rely, and shall not incur any liability for relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Parent, Holdings and the Borrower), independent accountants and other experts selected by the Agent. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Term Loan. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.7Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender, the Parent, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

SECTION 9.8Non-Reliance on Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan

Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.9Indemnification. The Lenders agree to indemnify the Agent in its capacity as such, any sub-agent thereof, and any Related Party, as the case may be (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Term Loans of such Lender shall have been assigned (but which indemnified claims relate to actions or inactions prior to such assignment) or the date upon which the Obligations shall have been Paid in Full, ratably in accordance with such Applicable Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent, any sub-agent thereof, and their Related Parties in any way relating to or arising out of, the Commitments, the Term Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent, any sub-agent thereof, and their Related Parties under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Agent’s, any sub-agent’s, and their Related Parties’ gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations and all other amounts payable hereunder.

SECTION 9.10Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.11Successor Agent; Removal of Agent.

(i) The Agent may resign upon 30 days’ notice to the Lenders and the Borrower effective upon appointment of a successor Agent. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of the retiring Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. After any retiring Agent’s resignation as Agent, the provisions of this Article and Section 10.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

SECTION 9.12Collateral and Guaranty Matters.

The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon Payment in Full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(ii) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(g); and

(iii) to release any Guarantor from its obligations under its Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under its Facility Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under its Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

SECTION 9.13[Reserved].

SECTION 9.14Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent and the other Credit Parties and their respective agents and counsel and all other amounts due the Lenders and the Agent under Sections 2.03(i), 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party or in any such proceeding.

SECTION 9.15Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

SECTION 9.16Reports and Financial Statements.

By signing this Agreement, each Lender:

(i) [reserved];

(ii) [reserved]

(iii) is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(iv) [reserved];

(v) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(vi) agrees to keep all financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(vii) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Borrowing that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Term Loan or Term Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 9.17Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.18Relation Among Lenders.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X
MISCELLANEOUS

SECTION 10.1Amendments and Waivers.

(i) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agent, the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(1) increase the Term Loan of any Lender without the written Consent of such Lender;

(2) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender;

(3) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Term Loan held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan

Document to or for the account of such Lender, without the written Consent of such Lender; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(4) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(5) change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;

(6) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(7) except for Dispositions permitted under Section 7.04 or Section 7.05 or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(8) [reserved]; and

(9) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; (ii) [reserved], and (iii) no Consent is required to effect any amendment or supplement to the Subordination Agreement, (A) that is solely for the purpose of adding the holders of Indebtedness incurred or issued pursuant to an Amendment or Refinancing of the ABL Credit Agreement (or any agent or trustee of such holders) as parties thereto, as permitted under Section 7.03(n) (it being understood that any such amendment or supplement may make such other changes to the Subordination Agreement as, in the good faith determination of the Agent, are required to effectuate the foregoing and provided that such other changes are not adverse to the interests of the Lenders) or (B) that is expressly contemplated by the Subordination Agreement with respect to an Amendment or Refinancing of the ABL Credit Agreement permitted under Section 7.03(u) (or the comparable provisions, if any, of any successor intercreditor agreement with respect to an Amendment or Refinancing of the ABL Credit Agreement permitted under Section 7.03(u); provided further that no such agreement shall, pursuant to this clause (v), amend, modify or otherwise affect the rights or duties of the Agent hereunder or under any other Loan Document without the prior written consent of the Agent.

(ii) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Loan Document may be amended, supplemented and waived with the consent of the Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Requirement of Law or advice of local counsel, (ii) to cure ambiguities, mistakes or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(iii) If any Lender (other than Sun Finco) does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

SECTION 10.2Notices; Effectiveness; Electronic Communications.

(i) Notices Generally. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the address, telecopier number, electronic email address or telephone number specified on Schedule 10.02 in the case of the Loan Parties or the Agent, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Agent, the Lenders, the Parent, Holdings or the Borrower shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Agent and the applicable Lender, as the case may be. The Agent, the Parent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii) Electronic Communications. Notices and other communications to the Lenders and hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(iii) [Reserved].

(iv) Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(v) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.3No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Agent or any Credit Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Term Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders and the other Credit Parties; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents or (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4Expenses; Indemnity; Damage Waiver.

(i) Costs and Expenses. The Borrower shall (a) pay or reimburse the Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification thereto (whether or not the transactions contemplated thereby shall be consummated), and (b) pay or reimburse the Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable and documented fees and disbursements and other charges of counsel to the Agent (including one primary counsel and such local counsel as the Agent may reasonably require in connection with collateral matters), outside consultants, appraisers, and commercial finance examiners in connection with all of the foregoing, all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of the Borrower (whether by wire transfer or otherwise), (c) pay or reimburse each Lender and the Agent for all their out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents and in connection with the Term Loans made under this Agreement, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and the Agent, and (d) to pay, indemnify, or reimburse each Lender and the Agent for, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and similar other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of this Agreement the other Loan Documents and any such other documents.

(ii) Indemnification. The Borrower shall pay, indemnify or reimburse each Lender, the Agent, and their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, claims, losses, damages, penalties, costs, expenses or disbursements incurred or asserted against any such Indemnitee by any Loan Party, any of the directors, officers, shareholders or creditors of any Loan Party or any other Person arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent, Holdings, the Borrower, any of their respective Subsidiaries or any of the Properties, or to any Blocked Account Agreement or other Person who has entered into a control agreement with any Credit Party, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Parent, Holdings or the Borrower hereunder (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that neither the Parent, Holdings nor the Borrower shall have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of, such Indemnitee or its affiliates, officers, directors, trustees, employees, advisors, agents or controlling Persons. All amounts due under this Section 10.04 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.04 shall be submitted to the Borrower at the address thereof set forth in Section 10.02, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Agent.

(iii) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Requirements of Law, each party hereto shall not assert, and hereby waive, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof.

(iv) Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(v) Survival. The agreements in this Section shall survive the resignation of any Agent, the assignment of any Commitment or Term Loan by any Lender, the replacement of any Lender and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.5Payments Set Aside.

To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer, or any other party in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Credit Party severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing. The obligations of the Credit Parties under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations.

SECTION 10.6Successors and Assigns.

(i) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(ii) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(1) Minimum Amounts.

a. in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

b. in any case not described in subsection (b)(i)(A)of this Section, the aggregate amount of the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(2) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to all of its the Term Loans;

(3) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

a. the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Specified Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender, provided that after the passage of seven (7) Business Days of receipt of written notice of an assignment from the Agent by the Borrower without the Borrower giving the Agent written notice of the Borrower’s objection to such assignment, the Borrower shall be deemed to have consented to such assignment; and

b. the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(4) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(5) No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates, (B) to a natural Person, or (C) to Sponsor or any Sponsor Affiliate.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement (including, for the avoidance of doubt, any rights and obligations pursuant to Section 3.01), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(iii) Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to cause each Term Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(iv) Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person, the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(1) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the limitations and requirements of Section 3.01 and Section 3.06) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.02 as though it were a Lender.

(2) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish in connection with a Tax audit or other proceeding that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(v) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply and in fact complies with Section 3.01(e) as though it were a Lender.

(vi) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(vii) Matters Specific to Sun Finco. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (other than any restrictions herein with respect to Disqualified Institutions, including the assignment or sale thereto or participation thereof), (i) neither Sun Finco nor any of its Affiliates shall be required to comply with this Section 10.06 in connection with any transaction involving any other Affiliate of Sun Finco or any of its lenders or funding or financing sources, and neither Sun Finco nor any of its Affiliates shall have an obligation to disclose any such transaction to any Person and (ii) there shall be no limitation or restriction on (A) the ability of Sun Finco or its Affiliates to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Term Loan or any Obligation to any other Affiliate of Sun Finco or any lender or financing or funding source of Sun Finco or any of its Affiliates or (B) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Commitment, any Term Loan or any Obligation; provided, however, that Sun Finco shall continue to be liable as a “Lender” under this Agreement and the other Loan Documents unless such other Person complies with the provisions of this Agreement to become a “Lender.”

SECTION 10.7Treatment of Certain Information; Confidentiality.

Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Requirement of Laws or regulations or by any subpoena or similar legal process, provided that the Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement; or (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to any Loan Party and its obligations, (g) with the consent of the Borrower, (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender) or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties and which source is not known by such Agent or Lender to be subject to a confidentiality restriction in respect thereof in favor of any of the Credit Parties or any Affiliate of the Credit Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Requirement of Law, including the Securities Laws.

SECTION 10.8Right of Setoff.

If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Requirement of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan

Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.9Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Requirement of Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans and other Obligations or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Requirement of Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.10Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.11Survival.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Term Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations or the termination of this Agreement or any provision hereof.

SECTION 10.12Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.13Replacement of Lenders.

If any Lender requests compensation under Section 3.04, or ceases to make SOFR Loans as a result of any condition described in Section 3.02 or 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02 or if any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender (other than Sun Finco) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.05) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Requirement of Laws; and

(v) in the case of an assignment resulting from a Lender being a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 10.14GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE

GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 10.15SUBMISSION TO JURISDICTION; WAIVERS. Each Loan Party hereby irrevocably and unconditionally:

(i) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same. Nothing herein shall limit the right of the Agent or any Lender to bring proceedings against any Loan Party in any other court;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Schedule 10.02 or at such other address of which the Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 10.16Waivers of Jury Trial.

EACH OF THE PARENT, HOLDINGS, THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 10.17No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.18USA PATRIOT Act; Proceeds of Crime Act.

Each Lender that is subject to the Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Term Loans will be used by the Loan Parties, directly or indirectly, for any purpose which would contravene or breach the Proceeds of Crime Act or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 10.19Foreign Asset Control Regulations.

Neither of the advance of the Term Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

SECTION 10.20Time of the Essence.

Time is of the essence of the Loan Documents.

SECTION 10.21[Reserved].

SECTION 10.22Press Releases.

(i) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Requirement of Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(ii) Each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower prior to the publication thereof for review and comment by the Borrower. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 10.23Additional Waivers.

(i) The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by applicable Requirement of Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any release of any other Loan Party from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of any Agent or any other Credit Party.

(ii) Except as provided herein or in any other Loan Document or pursuant to any amendment or waiver executed pursuant to Section 10.01, the Obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the Obligations of each Loan Party shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the Payment in Full of all of the Obligations).

(iii) To the fullest extent permitted by Requirement of Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the Payment in Full of all the Obligations. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all of the Obligations have been Paid in Full. To the fullest extent permitted by Requirement of Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to Requirement of Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party.

(iv) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior Payment in Full of all of the Obligations. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior Payment in Full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness until Payment in Full of the Obligations. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.

SECTION 10.24Judgment Currency.

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose “rate of exchange” means the rate at which the Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice for the applicable currency conversion in the wholesale market. In the event that there is a change in the rate of exchange prevailing there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Loan Parties will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Currency Due which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the conversion date. If the amount of the Currency Due which the applicable Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Loan Party shall indemnify and save the Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

SECTION 10.25No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

SECTION 10.26Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

SECTION 10.27Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.28Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(ii) the effects of any Bail-in Action on any such liability, including, if applicable:

(1) a reduction in full or in part or cancellation of any such liability;

(2) conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document;

(3) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.29Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(i) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(ii) As used in this Section 10.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

VINCE, LLC, as Borrower

By: _______________________

Name:

Title:

VINCE INTERMEDIATE HOLDINGS, LLC, as a Loan Party

By: _______________________

Name:

Title:

VINCE HOLDING CORP., as a Loan Party

By: _______________________

Name:

Title:

REBECCA TAYLOR, INC., as a Guarantor

By:

Name:

Title:

PARKER HOLDING, LLC, as a Guarantor

By:

Name:

Title:

REBECCA TAYLOR RETAIL STORE, LLC, as a Guarantor

By:

Name:

Title:

PARKER LIFESTYLE, LLC, as a Guarantor

By:

Name:

Title:

SK FINANCIAL SERVICES, LLC, as Agent and a Lender

By: _______________________

Name:

Title

ANNEX B

Senior Term Loan Credit Agreement Termination Documents/Actions

1. UCC Termination Statements. The Borrower or its designee shall file with the office of the applicable Secretary of State (or other applicable office) those UCC termination statements attached as Exhibit A to that certain letter agreement, dated on or around the Third Amendment Effective Date, among PLC Agent LLC and the Borrower (the “Term Loan Payoff Letter”).

2. IP Security Agreement Releases. The Borrower or its designee shall file with the U.S. Patent & Trademark Office, U.S. Copyright Office or other applicable governmental authority those release letters attached as Exhibit B to the Term Loan Payoff Letter.